As filed with the Securities and Exchange Commission on June 28, 2004.
                                                                                                                         Registration No. 333-_____
_____________________________________________________________________________________________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________________

FORM SB-2

REGISTRATION STATEMENT
UNDER
SECURITIES ACT OF 1933
______________________________

       FOUNDERS INDUSTRIES, INC.
 (Name of small business issuer in its Charter)

Nevada (State or other jurisdiction of incorporation or organization)	671900 (Primary Standard Industrial Classification Code Number)	01-0713303 (IRS Employer Identification Number)

1026 W. Main Street, Suite 104
Lewisville, TX 75067
(972) 353-0175
                              (972) 219-1832 (fax)
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Bryan L. Walker
Chief Executive Officer
1026 W. Main Street, Suite 104
Lewisville, TX 75067
(972) 353-0175
                              (972) 219-1832 (fax)
(Name, address, including zip code, and telephone number of agent for service of process)

Copies to:

Clifford L. Neuman, Esq.
Clifford L. Neuman, PC
1507 Pine Street
Boulder, Colorado 80302
(303) 449-2100
(303) 449-1045 (fax)

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of the Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    [   ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.   [   ]
_____________________________________________________________________________________________

Calculation of Registration Fee
Title of Each Class of Securities to be Registered	Amount To be Registered(1)	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, $0.001 par value to be sold by the Company	8,198,356	$.0003	$2,459.51	$100.00
TOTAL:	8,198,356	$.0003	$2,459.51	$100.00

(1)     Consists of Common Stock of Founders Industries, Inc. to be distributed by SkyLynx Communications, Inc., a Delaware corporation and formerly known as Basic Technologies, Inc. ("SkyLynx") to the holders of SkyLynx common stock on February 8, 2002 (the "Spin-off Record Date") to effect a spin-off of the Company's shares. The SkyLynx shareholders will not be charged or assessed for the Founders Industries Common Stock, and Founders Industries will receive no consideration for the distribution of the foregoing shares in the Spin-off. There currently exists no market for Founders Industries' Common Stock. Founders Industries has an accumulated capital deficit. As a result, the registration fee has been calculated based on one-third (1/3) of the par value of the shares in accordance with the provisions of Rule 457(f)(2).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

FOUNDERS INDUSTRIES, INC.

Cross-Reference Index
	Item No. and Heading In Form SB-2 Registration Statement	Location in Prospectus
1.	Forepart of the Registration Statement and Outside Front Cover Page of Prospectus	Forepart of Registration Statement and Outside Front Cover Page of Prospectus
2.	Inside Front and Outside Back Cover Pages of Prospectus	Inside Front and Outside Back Cover Pages of Prospectus
3.	Summary and Risk Factors	Prospectus Summary; Risk Factors
4.	Use of Proceeds	*
5.	Determination of Offering Price	Front Cover Page
6.	Dilution	*
7.	Selling Securityholders	*
8.	Plan of Distribution	Plan of Distribution
9.	Legal Proceedings	Legal Proceedings
10.	Directors, Executive Officers, Promoters and Controlling Persons	Management
11.	Security Ownership of Certain Beneficial Owners and Management	Security Ownership of Management and Principal Stockholders
12.	Description of Securities	Description of Securities
13.	Interest of Named Experts and Counsel	Legal Matters; Experts
14.	Disclosure of SEC Position on Indemnification for Securities Act Liabilities	Management - Indemnification and Limitation on Liability of Directors
15.	Organization Within Last Five Years	The Company; Business - Overview
16.	Description of Business	Prospectus Summary; Risk Factors; Business
17.	Management's Discussion and Analysis or Plan of Operation	Management's Discussion and Analysis of Financial Condition and Results of Operations; Financial Statements; Business
18.	Description of Property	Business
19.	Certain Relationships and Related Transactions	Certain Transactions
20.	Market for Common Equity and Related Stockholder Matters	Certain Market Information
21.	Executive Compensation	Management - Executive Compensation
22.	Financial Statements	Financial Statements
23.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	*

*  Omitted from prospectus because Item is inapplicable or answer is in the negative

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED _____________, 2004

Prospectus

FOUNDERS INDUSTRIES, INC.
Spin-Off of Founders Industries, Inc. by the Distribution of
8,198,356 Shares of Common Stock

We are furnishing this Prospectus to the shareholders of SkyLynx Communications, Inc., a Delaware corporation. SkyLynx will distribute all of our outstanding common shares that it owns in a special distribution to its shareholders.

Shareholders of SkyLynx will receive one (1) of our shares for every one (1) share of SkyLynx which they owned on February 8, 2002, the record date of the distribution. Fractional shares will be rounded to the nearest whole. These distributions will be made within ten (10) days of the date of this Prospectus. SkyLynx is bearing all costs incurred in connection with this distribution.

Before this offering, there has been no public market for our common stock and our common stock is not listed on any stock exchange or on the over-the-counter market. This distribution of our common shares is the first public distribution of our shares. It is our intention to seek a market maker to publish quotations for our shares on the OTC Electronic Bulletin Board; however, we have no agreement or understanding with any potential market maker. Accordingly, we can provide no assurance to you that a public market for our shares will develop and if so, what the market price of our shares may be.

Investing in our common stock involves a high degree of risk.
You should read the "Risk Factors" beginning on Page ___.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed on the adequacy or accuracy of the disclosures in the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is __________, 2004.

Questions And Answers About The Spin-Off

Q:	How Many Founders Industries Shares Will I Receive?
A:

SkyLynx will distribute to you one (1) share of our common stock for every one (1) share of SkyLynx you owned on the record date. No cash distributions will be paid for fractional shares, which will be rounded to the nearest whole.

Q:	What Are Shares Of Founders Industries Worth?
A:	The value of our shares will be determined by their trading price after the spin-off. We do not know what the trading price will be and we can provide no assurances as to value.
Q:	What Will Founders Industries Do After The Spin-Off?
A:	Founders Industries will operate as a holding company for Yankee Development Corporation, Twin Oaks Construction Company, LLC and Oilfieldjunk.com, LLC.
Q:	Will Founders Industries Shares Be Listed On A National Stock Exchange Or The Nasdaq Stock Market?
A:

Our shares will not be listed on any national stock exchange or the Nasdaq Stock Market. It is our hope that the shares will be quoted by one or more marketmakers on the OTC Electronic Bulletin Board, although we have no agreements or understandings with any marketmaker to do so.

Q:	What Are The Tax Consequences To Me Of The Spin-Off?
A:

The distribution will not qualify as a tax-free spin-off under U.S. tax laws. Consequently, the total value of the distribution, as well as your initial tax basis in our shares, will be determined by the fair market value of our common shares at the time of the spin-off. A portion of this distribution will be taxable to you as a dividend and the remainder will be a tax-free reduction in your basis in your SkyLynx shares.

Q:	What Do I Have To Do To Receive My Founders Industries Shares?
A:

No action by you is required. You do not need to pay any money or surrender your SkyLynx common shares to receive our common shares. The number of SkyLynx common shares you own will not change. If your SkyLynx common shares are held in a brokerage account, our common shares will be credited to that account. If you own your SkyLynx common shares in certificated form, certificates representing your SkyLynx common shares will be mailed to you.

About this Prospectus

You should rely only on the information contained in this prospectus. We have not, and SkyLynx has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We and SkyLynx believe that the information contained in this prospectus is accurate as of the date on the cover. Changes may occur after that date; and we and SkyLynx may not update this information except as required by applicable law.

Forward-looking Statements

In General

This prospectus contains statements that plan for or anticipate the future. Forward-looking statements include statements about our future business plans and strategies, and most other statements that are not historical in nature. In this prospectus, forward-looking statements are generally identified by the words "anticipate," "plan," "believe," "expect," "estimate," and the like. Although we believe that any forward-looking statements we make in this prospectus are reasonable, because forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results to differ materially from those expressed or implied. For example, a few of the uncertainties that could affect the accuracy of forward-looking statements, besides the specific factors identified above in the Risk Factors section of this prospectus, include:
*	changes in general economic and business conditions affecting the oil & gas industry;
*	changes in legislation and regulation effecting the oil & gas industry;
*	our ability to maintain good relationships with key customers and suppliers;
*	changes in our business strategies;
*	the level of demand for our products and services; and
*	the availability of working capital

In light of the significant uncertainties inherent in the forward-looking statements made in this prospectus, particularly in view of our early stage of operations, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans will be achieved.

No "Safe Harbor"

The Private Securities Litigation Reform Act of 1995, which provides a "safe harbor" for similar statements by existing public companies, does not apply to our offerings.

Summary

About Our Company

       Please note that throughout this prospectus the words "we," "our," or "us" refers to Founders Industries, the parent company. Founders Industries is a holding company for its wholly-owned subsidiaries: Yankee Development Corporation, Twin Oaks Construction Company, LLC and Oilfieldjunk.com, LLC. We will refer to the parent corporation separately as "Founders" or the "Company" and the subsidiaries as "Yankee," "Twin Oaks" and "Oilfieldjunk," respectively.

       We were formed and organized by SkyLynx on January 14, 2002 as part of its strategic plan to restructure its operations and focus on its Internet and telecommunications businesses. Effective June 15, 2002, SkyLynx transferred to us assets and liabilities in exchange for 8,198,356 shares of our common stock. The common stock transferred to SkyLynx is being held in trust for distribution to the SkyLynx shareholders as of February 8, 2002. The trustee of the spin-off trust is our Chairman and Chief Executive Officer, Bryan Walker. SkyLynx has agreed to pay for the expenses associated with the registration and distribution of our common stock to the SkyLynx shareholders.

       Under the terms of the spin-off trust, the trustee has taken delivery of all of the Founders spin-off shares pending completion of the registration statement, its having been declared effective and the completion of the spin-off distribution. However, under the trust agreement, the trustee is not required to complete the spin-off because more than two years has passed since the effective date of the trust agreement. The trustee may, in his discretion, dispose of the spin-off shares in any commercially reasonable fashion and to distribute the proceeds derived from that disposition to the SkyLynx shareholders, pro rata, in lieu of the distribution of our shares of common stock.

       The assets we received from SkyLynx consisted primarily of SkyLynx' interests in several wholly-owned subsidiaries. Our subsidiaries currently consist of Yankee, Twin Oaks and Oilfieldjunk. Yankee Development owns rights to oil reserves on 2,358 acres in Tom Green County, Texas, 1,120 of which are proven reserves. Oilfieldjunk.com is a sales and marketing company, designed to broker and sell equipment ancillary to the oil industry, and to implement an internet-based marketing mechanism for oil field equipment and oilfield tubulars. Twin Oaks Construction Company, LLC, is an operating company, designed to be able to perform services and salvage operations specific to the oil industry; including the role of a bonded oil operator in the production of oil & gas (for industry and for its own benefit), to perform high pressure testing and threading of steel tubulars, and to implement a supply side mechanism for oil field equipment and oilfield tubulars.

       Our principal executive offices are currently located in Lewisville, Texas at 1026 W. Main Street, Suite 104, Lewisville, TX 75067. Our telephone number at that address is (972) 353-0175; our facsimile number is (972) 219-1832.

Explanatory Note

       We established February 8, 2002 as the spin-off record date. The delay between the record date and the date of this prospectus has been the result of our being understaffed and undercapitalized. We also experienced delays in completing the audit of our financial statements.

Risk Factors

You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding to invest in shares of our common stock.

The occurrence of any of the following risks could materially and adversely affect our business, financial condition and operating result. In this case, the trading price of our common stock could decline and you might lose all or part of your investment.

General Risks Related to Our Business and the Market for Our Stock

We have a history of losses and expect losses to continue for the foreseeable future.

       As of March 31, 2004, we had an accumulated deficit of $170,315. We have experienced operating losses in each quarterly period since our inception. We expect to continue to incur net losses for the foreseeable future because our expected operating and marketing expenses will increase as we attempt to grow our business. In addition, in July 2002 we disposed of our interest in an internet service provider, which historically accounted for most of our revenue. If we can not generate sufficient capital to pay our debts and finance operations, our business will fail.

Due to our history of negative cash flow and substantial debt obligations, we are uncertain that we will be able to continue as a going concern.

       Our consolidated financial statements have been prepared assuming that we will continue as a going concern. We cannot provide any assurance that we will generate enough cash in the future to satisfy our debt obligations and fund operations, or that we will be able to achieve our business objectives. In addition, although the Company is in the process of re-negotiating payment terms, it is currently in default on repayment terms of $276,000 in unsecured debt.

The terms upon which we may obtain additional capital may be dilutive to current shareholders or otherwise require unfavorable concessions.

       Although no financing is planned currently, we will need to raise additional capital to fund operating losses, develop and enhance our services and products and fund expansion of the following business interests:

*	Yankee Development, which will require capital to complete drilling and production of its oil field reserves;
*	Oilfieldjunk.com, which will require capital to continue with the development of an Internet-based portal for the marketing and sale of steel pipe and used oilfield equipment.

       Possible funding sources include public or private financings or collaborative or other arrangements with third parties. There can be no assurance that additional funds will be available on acceptable terms, if at all. If we raise additional funds by issuing equity securities, our existing stockholders who receive shares in the spin-off may experience substantial dilution. If adequate funds are not available, we may be required to delay, scale back or reduce our operations.

No broker or dealer has committed to create or maintain a market in our stock.

       We have no agreement with any broker or dealer to act as a marketmaker for our securities and there is no assurance that we will be successful in obtaining any marketmakers. Thus, no broker or dealer will have an incentive to make a market for our stock. The lack of a marketmaker for our securities could adversely influence the market for and price of our securities, as well as your ability to dispose of, or to obtain accurate information about, and/or quotations as to the price of, our securities.

Over-the-counter stocks are very risky.

       The over-the-counter markets for securities such as our common stock historically have experienced extreme price and volume fluctuations during certain periods. These broad market fluctuations and other factors, such as new product developments and trends in our industry and the investment markets generally, as well as economic conditions and quarterly variations in our results of operations, may adversely affect the market price of the common stock.

       We have not applied to have our shares listed on Nasdaq, and do not plan to do so in the foreseeable future. As a result, trading, if any, in our securities will be conducted in the over-the-counter market on an electronic bulletin board established for securities that do not meet Nasdaq listing requirements, or in what are commonly referred to as the "pink sheets." As a result, you will find it substantially more difficult to dispose of our securities. You will also find it difficult to obtain accurate information about, and/or quotations as to the price of, our common stock.

As our stock will not be listed on Nasdaq, trading in our shares will be subject to rules governing "penny stocks," which will impair trading activity in our shares.

       It is likely that our common stock will not be listed on Nasdaq and will therefore be subject to rules adopted by the Commission regulating broker dealer practices in connection with transactions in "penny stocks." Those disclosure rules applicable to "penny stocks" require a broker dealer, prior to a transaction in a "penny stock" not otherwise exempt from the rules, to deliver a standardized list disclosure document prepared by the Commission. That disclosure document advises an investor that investment in "penny stocks" can be very risky and that the investor's salesperson or broker is not an impartial advisor but rather paid to sell the shares. The disclosure contains further warnings for the investor to exercise caution in connection with an investment in "penny stocks," to independently investigate the security, as well as the salesperson with whom the investor is working and to understand the risky nature of an investment in this security. The broker dealer must also provide the customer with certain other information and must make a special written determination that the "penny stock" is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Further, the rules require that, following the proposed transaction, the broker provide the customer with monthly account statements containing market information about the prices of the securities.

       These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for our common stock. Many brokers may be unwilling to engage in transactions in our common stock because of the added disclosure requirements, thereby making it more difficult for stockholders to dispose of their shares.

Our stock price may be volatile and as a result you could lose all or part of your investment.

       The value of your investment could decline due to the impact of any of the following factors upon the market price of our common stock:

*	failure to meet our sales goals or operating budget
*	decline in demand for our common stock
*	revenues and operating results failing to meet the expectations of securities analysts or investors in any quarter
*	downward revisions in securities analysts' estimates or changes in general market conditions
*	technological innovations by competitors or in competing technologies
*	investor perception of our industry or our prospects
*	general economic trends

       In addition, stock markets have experienced extreme price and volume fluctuations and the market prices of securities have been highly volatile. These fluctuations are often unrelated to operating performance and may adversely affect the market price of our common stock. As a result, investors may be unable to resell their shares at or above the value attributed to them for tax purposes.

Our quarterly operating results are subject to fluctuations and if we fail to meet the expectations of securities analysts or investors in any quarter, our share price could decline significantly.

       Our quarterly operating results have historically fluctuated and may fluctuate significantly in the future. Accordingly, our operating results in a particular period are difficult to predict and may not meet the expectations of securities analysts or investors. If this were to occur the share price of our common stock would likely decline significantly. Factors that may cause our operating results to fluctuate include many of the risk factors discussed elsewhere in this prospectus, and also include:

*	the fixed nature of a significant proportion of our operating expenses, particularly personnel and facilities;
*	the effect of seasonal expenditures by our clients;
*	the effect of employee utilization rates and the time required to train and productively engage new employees;
*	the effect of seasonal variations on disposable income; and
*	changes in our pricing policies or those of our competitors.

       Accordingly, we believe that quarter-to-quarter comparisons of our results of operations are not necessarily meaningful. You should not rely on the results of one quarter as an indication of our future performance.

Issuances of our stock could dilute current shareholders and adversely affect the market price of our common stock, if a public trading market develops.

       We have the authority to issue up to 100,000,000 shares of common stock, 50,000,000 shares of preferred stock, and to issue options and warrants to purchase shares of our common stock without stockholder approval. These future issuances could be at values substantially below the price paid for our common stock by our current shareholders. In addition, we could issue large blocks of our common stock to fend off unwanted tender offers or hostile takeovers without further stockholder approval.

       The issuance of preferred stock by our Board of Directors could adversely affect the rights of the holders of our common stock. An issuance of preferred stock could result in a class of outstanding securities that would have preferences with respect to voting rights and dividends and in liquidation over the common stock and could, upon conversion or otherwise, have all of the rights of our common stock. Our Board of Directors' authority to issue preferred stock could discourage potential takeover attempts or could delay or prevent a change in control through merger, tender offer, proxy contest or otherwise by making these attempts more difficult or costly to achieve.

Nevada law and our by-laws protect our directors from certain types of lawsuits.

       Nevada law provides that our directors will not be liable to us or to our stockholders for monetary damages for all but certain types of conduct as directors. Our by-laws require us to indemnify our directors and officers against all damages incurred in connection with our business to the fullest extent provided or allowed by law. The exculpation provisions may have the effect of preventing stockholders from recovering damages against our directors caused by their negligence, poor judgment or other circumstances. The indemnification provisions may require us to use our assets to defend our directors and officers against claims, including claims arising out of their negligence, poor judgment, or other circumstances.

Risks Related to the Oil and Gas Industry

We may never develop successfully Yankee Development's oil reserves.

       The oil industry has a history of unprofitable efforts resulting from commercial wells that fail to produce in quantities sufficient to provide an economic return. Yankee Development, since its inception, has not generated significant revenue from the production of oil. No assurance can be given that Yankee Development will generate enough revenue to achieve profitability from the production of the proven, developed reserves owned as of the date hereof or from oil and/or gas properties, if any, acquired in the future.

A substantial decrease in oil and natural gas prices would have a material impact on us.

       Our future financial condition and results of operations are dependent upon the prices we will receive for our oil and natural gas production. Oil and natural gas prices historically have been volatile and likely will continue to be volatile in the future. This price volatility will also affect our common stock price. We cannot predict oil and natural gas prices and prices may further decline in the future. The following factors have an influence on oil and natural gas prices:
*	relatively minor changes in the supply of and demand for oil and natural gas;
*	storage availability;
*	weather conditions;
*	market uncertainty;
*	domestic and foreign governmental regulations;
*	the availability and cost of alternative fuel sources;
*	the domestic and foreign supply of oil and natural gas;
*	the price of foreign oil and natural gas;
*	refining capacity;
*	political conditions in oil and natural gas producing regions, including the Middle East; and
*	overall economic conditions.

       To counter this volatility we from time to time may enter into agreements to receive fixed prices on our oil and gas production to offset the risk of revenue losses if commodity prices decline; however, if commodity prices increase beyond the levels set in such agreements, we would not benefit from such increases.

Our business will depend on transportation facilities owned by others.

       The marketability of our gas production will depend in part on the availability, proximity, and capacity of pipeline systems owned by third parties.  Although we will have some contractual control over the transportation of our product, material changes in these business relationships could materially affect our operations. Federal and state regulation of gas and oil production and transportation, tax and energy policies, changes in supply and demand and general economic conditions could adversely affect our ability to produce, gather, and transport natural gas.

Market conditions could cause us to incur losses on our transportation contracts.

       Gas transportation contracts that we may enter into in the future may require us to transport minimum volumes of natural gas. If we ship smaller volumes, we may be liable for the shortfall. Unforeseen events, including production problems or substantial decreases in the price of natural gas, could cause us to ship less than the required volumes, resulting in losses on these contracts.

Estimating our reserves and future net cash flows is difficult to do with any certainty.

       There are numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves and their values, including many factors beyond our control. The reserve data included in this prospectus represents only estimates.  Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data, the precision of the engineering and geological interpretation, and judgment. As a result, estimates of different engineers often vary. The estimates of reserves, future cash flows, and present value are based on various assumptions, including those prescribed by the Securities and Exchange Commission, and are inherently imprecise. There is no assurance that our present oil and gas wells will produce at anticipated rates of production.

       Actual future production, cash flows, taxes, operating expenses, and quantities of recoverable oil and natural gas reserves may vary substantially from our estimates. Also, the use of a 10% discount factor for reporting purposes may not necessarily represent the most appropriate discount factor, given actual interest rates and risks to which our business or the oil and natural gas industry in general are subject.

       Quantities of proved reserves are estimated based on economic conditions, including oil and natural gas prices in existence at the date of assessment. A reduction in oil and gas prices not only would reduce the value of any proved reserves, but also might reduce the amount of oil and gas that could be economically produced, thereby reducing the quantity of reserves. Our reserves and future cash flows may be subject to revisions, based upon changes in economic conditions, including oil and natural gas prices, as well as due to production results, operating costs, and other factors. Downward revisions of our reserves could have an adverse affect on our financial condition and operating results.

We may incur write-downs of the net book values of our oil and gas properties, which would adversely affect our shareholders' equity and earnings.

       The full cost method of accounting, which we follow, requires that we periodically compare the net book value of our oil and gas properties, less related deferred income taxes, to a calculated "ceiling". The ceiling is the estimated after-tax present value of the future net revenues from proved reserves using a 10% annual discount rate and using constant prices and costs. Any excess of net book value of oil and gas properties is written off as an expense and may not be reversed in subsequent periods even though higher oil and gas prices may have increased the ceiling in these future periods. A write-off constitutes a charge to earnings and reduces shareholders' equity, but does not impact our cash flows from operating activities. Future write-offs may occur which would have a material adverse effect on our net income in the period taken, but would not affect our cash flows. Even though such write-offs do not affect cash flow, they can be expected to have an adverse effect on the price of our publicly traded securities.

Operational risks in our business are numerous and could materially impact us.

       Our operations are also subject to hazards and risks inherent in drilling for and producing and transporting oil and natural gas, including such hazards as:
*	Fires;
*	Explosions;
*	Blowouts;
*	Encountering formations with abnormal pressures;
*	Spills
*	Natural disasters;
*	Pipeline ruptures;
*	Cratering

If any of these events occur in our operations, we could experience substantial losses due to:
*	injury or loss of life;
*	severe damage to or destruction of property, natural resources and equipment;
*	pollution or other environmental damage;
*	clean-up responsibilities;
*	regulatory investigation and penalties; and
*	other losses resulting in suspension of our operations.

       We do not currently maintain liability insurance for damages arising out of the risks described above. The occurrence of an uninsured loss could have a material adverse effect on our financial condition or results of operations.

We must comply with environmental regulations.

       Exploratory and other oil and natural gas wells must be operated in compliance with complex and changing environmental laws and regulations adopted by federal, state and local government authorities. The implementation of new, or the modification of existing, laws and regulations could have a material adverse affect on properties in which we may have an interest. Discharge of oil, natural gas, water, or other pollutants to the oil, soil, or water may give rise to significant liabilities to government and third parties and may require us to incur substantial cost of remediation. We may be required to agree to indemnify sellers of properties purchased against certain liabilities for environmental claims associated with those properties. We can give no assurance that existing environmental laws or regulations, as currently interpreted, or as they may be reinterpreted in the future, or future laws or regulations will not materially adversely affect our results of operations and financial conditions.

Environmental liabilities could adversely affect our business.

       In the event of a release of oil, gas, or other pollutants from our operations into the environment, we could incur liability for personal injuries, property damage, cleanup costs, and governmental fines. We could potentially discharge these materials into the environment in any of the following ways:
*	from a well or drilling equipment at a drill site;
*	leakage from gathering systems, pipelines, transportation facilities and storage tanks;
*	damage to oil and natural gas wells resulting from accidents during normal operations; and
*	blowouts, cratering, and explosions.

       Environmental or operational liabilities could similarly affect our pipe testing and threading business. In the event of an accident, or the release of pollutants from our pipe testing or threading operations into the environment, we could incur liability for personal injuries, property damage, cleanup costs, and governmental fines. We could potentially discharge pollutants into the environment through leakage from any of the following sources:

*	testing systems, pipelines, transportation facilities and storage tanks; and
*	any other implement common to the industry.

       In addition, with respect to both our oil drilling and our pipe testing and threading businesses, we may acquire interests in goods or services that have been operated in the past by others. As a result of these acquisitions, we may become liable for environmental damage, including historical contamination, caused by such former operators. Additional liabilities could also arise from continuing violations or contamination not discovered during our assessment of the acquired goods and services.

Competition in the oil and gas industry is intense, and we are smaller and have a more limited operating history than many of our competitors.

       We compete with major integrated oil and gas companies and independent oil and gas companies in all areas of operation. In particular, we compete for property acquisitions and for the equipment and labor required to operate and develop these properties. Most of our competitors have substantially greater financial and other resources than we have. In addition, larger competitors may be able to absorb the burden of any changes in federal, state and local laws and regulations more easily than we can, which would adversely affect our competitive position. These competitors may be able to pay more for properties and may be able to define, evaluate, bid for, and purchase a greater number of properties and prospects than we can. Further, our competitors may have technological advantages and may be able to implement new technologies more rapidly than we can. Our ability to explore for natural gas and oil prospects and to acquire additional properties in the future will depend on our ability to conduct operations, to evaluate and select suitable properties and to consummate transactions in this highly competitive environment. In addition, most of our competitors have operated for a much longer time than we have and have demonstrated the ability to operate through industry cycles.

Government regulations could increase our operating costs.

       Oil and natural gas operations are subject to extensive federal, state and local laws and regulations relating to the exploration for, and development, production and transportation of, oil and natural gas, as well as safety matters, which may changed from time to time in response to economic conditions. Matters subject to regulation by federal, state and local authorities include:
*	Permits for drilling operations;
*	The production and disposal of water;
*	Reports concerning operations;
*	Unitization and pooling of properties;
*	Road and pipeline construction;
*	The spacing of wells;
*	Taxation;
*	Production rates;
*	The conservation of oil and natural gas; and
*	Drilling bonds.

       Many jurisdictions have at various times imposed limitations on the production of oil and gas by restricting the rate of flow for oil and gas wells below their actual capacity to produce. Although we believe that we are in substantial compliance with applicable environmental and other government laws and regulations, there can be no assurance that significant costs for compliance will not be incurred in the future.

Risks Related to Businesses that Market and Sell Oil and Gas Equipment

We may never develop successfully an expansion of Twin Oaks' oil & gas equipment or its pipe testing and threading operations.

       Since its inception, Twin Oaks Construction has not generated significant revenue from the marketing of oil and gas equipment or from its operations related to pipe testing and threading. We can give no assurance that Twin Oaks will generate significant revenue or achieve profitability from the marketing of oil and gas equipment owned by third parties or from the expansion or operation of its existing operations related to pipe testing and threading.

We may never develop successfully an Internet-based model for the secondary marketing of oil and gas equipment through the operations of Oilfieldjunk.com.

       Since its inception, Oilfieldjunk.com has not generated any operating revenue from its Internet-based business. No assurance can be given that Oilfieldjunk.com will ever generate any revenue or achieve profitability from the development and management of an Internet-based portal for the marketing and sale of steel pipe and used oilfield equipment.

We will rely on third parties to develop the website for our Internet-based business, which could adversely affect our business.

       We will rely on third parties to develop the website and software for our planned Internet-based business. If our website or our software fail to operate properly and those third parties fail to perform as expected, our website will not operate as intended and our business will be adversely affected.

The marketing and sale of equipment for the oil and gas industries will depend on transportation facilities owned by others.

       Twin Oak's business in the steel tubular industry depends, in part, on the availability, proximity, and capacity of trucking companies owned by third parties.  Similarly, the viability of Oilfieldjunk.com's services in the sale and marketing of used oilfield equipment will depend, in part, on the availability, proximity, and capacity of shipping companies owned by third parties. Although we will have some contractual control over the transportation and shipping of our products, material changes in those business relationships would materially affect our operations.

Changes in environmental regulations could increase our operating costs.

       Twin Oaks pipe testing and threading operations must be operated in compliance with complex and changing environmental laws and regulations adopted by federal, state and local government authorities. The implementation of new, or the modification of existing, laws and regulations could have a material adverse affect on our day to day operations and overall profitability. We may be required to agree to indemnify sellers of pipe and equipment purchased against certain liabilities for environmental claims associated with those goods. We can give no assurance that existing environmental laws or regulations, as currently interpreted, or as they may be reinterpreted in the future, or future laws or regulations will not materially adversely affect our results of operations and financial conditions.

Government regulation of the Internet could have adverse impacts on our proposed Internet business.

       The applicability to the Internet of existing laws governing taxation of products and services sold over the Internet, the protection of intellectual property, user privacy, pricing, content, distribution, antitrust and the quality of products and services is rapidly evolving. The application of these laws to the Internet and the adoption of new laws or regulations pertaining to these matters could reduce the rate of growth of the Internet. If these regulations make the operation of a website such as we have planned more expensive than we anticipate, or more unwieldy than potential bidders are willing to tolerate, then these regulations could potentially decrease the usage of our website and could otherwise harm our business.

Competition in the marketing and sale of goods and services in the oil and gas industry is intense, and we are smaller and have a more limited operating history than many of our competitors.

       Twin Oaks competes with major integrated oil and gas companies, independent oil and gas companies, and larger and better-financed independent pipe/steel tubular businesses in all areas of business operation. In particular, we compete for goods and services on the open market, and for the equipment and labor required to operate and develop our business. Most of our competitors have substantially greater financial and other resources than we have. In addition, larger competitors may be able to absorb the burden of any changes in federal, state and local laws and regulations more easily than we can, which would adversely affect our competitive position. These competitors may be able to pay more for goods and services and may be able to define, evaluate, bid for, and purchase a greater number of such goods and services than we can. In addition, most of our competitors have operated for a much longer time than we have and have demonstrated the ability to operate through industry cycles

We may face substantial competition in developing Oilfieldjunk.com's Internet-based business.

       Oilfieldjunk.com's planned Internet-based business to sell oilfield and construction equipment will have to compete with larger, more established Internet sales companies such as EBay or Network Oil. It could also face competition from established manufacturers, marketers, and distributors of equipment used in the oil industry. Those companies may be able to pay more for development models and consulting expertise needed to define, evaluate, and set up mechanisms for the bid, sale and purchase of oil equipment. Further, our competitors may be able to implement new technologies more rapidly than we can.

The Spin-Off and Plan of Distribution
Distributing Company	SkyLynx Communications, Inc.
Shares To Be Distributed:	8,198,356 shares of our common stock, $0.001 par value. The shares to be distributed in the spin-off will represent approximately 82% of our total common shares outstanding.
Distribution Ratio

One (1) of our common shares for every one (1) common share of SkyLynx owned of record on February 8, 2002. No cash distributions will be paid and fractional shares will be rounded to the nearest whole.

No Payment Required	No holder of SkyLynx common shares will be required to make any payment, exchange any shares or to take any other action in order to receive our common shares.
Record Date

The record date for SkyLynx' distribution of our shares is February 8, 2002. Since the record date, the SkyLynx common shares have been trading "ex dividend," meaning that persons who have bought their common shares after the record date are not entitled to participate in the distribution.

Prospectus Mailing Date	_________________, 2004. We have mailed this prospectus to you on or about this date.
Distribution Date

8,198,356 of our common shares, which are held in a Spin-Off Trust, will be delivered to the distribution agent on this date, and the spin-off will be completed.

The distribution date will be a date within ten (10) days following the prospectus mailing date designated above. If you hold your SkyLynx common shares in a brokerage account, your shares of our common stock will be credited to that account. If you hold SkyLynx shares in a certificated form, a certificate representing your shares of our common stock will be mailed to you; the mailing process is expected to take about thirty (30) days.

Distribution Agent	The distribution agent for the spin-off will be Corporate Stock Transfer, Inc., Denver, Colorado.
Listing and Trading of Our Shares

There is currently no public market for our shares. We do not expect a market for our common shares to develop until after the distribution date. Our shares will not qualify for trading on any national or regional stock exchange or on the Nasdaq Stock Market. We will attempt to have one or more broker/dealers agree to serve as marketmakers and quote our shares on the over-the-counter market on the OTC Electronic Bulletin Board maintained by the NASD. However, we have no present agreement, arrangement or understanding with any broker/dealer to serve as a marketmaker for our common shares. If a public trading market develops for our common shares, of which there can be no assurance, we cannot ensure that an active trading market will be available to you. Many factors will influence the market price of our shares, including the depth and liquidity of the market which develops, investor perception of our business and growth prospects and general market conditions.

Background and Reasons for the Spin-Off

       SkyLynx was organized under the laws of the State of Colorado on January 21, 1998. SkyLynx was initially organized for the purpose of acquiring Yankee Development Corporation. In the year after its organization, SkyLynx organized two limited liability companies - one in Texas and one in Oklahoma - for the purpose of engaging in the business of plugging oil wells, conducting environmental remediation of oil fields and salvaging the construction materials, pipe, steel tubulars and used oil field equipment for resale on the secondary market. In January 2000, SkyLynx acquired a company engaged in the business of providing regional Internet provider services and computer consulting operations from Honolulu, Hawaii.

       In late 2001, SkyLynx's management determined that more stockholder value would be realized by separating SkyLynx's oil and gas and internet service provider businesses into two distinct companies. In December 2001, SkyLynx entered into a letter of understanding with Gary L. Brown, then a principal of a telecommunications company, to effect a spin-off of SkyLynx's oil and gas assets and operations. Under the letter of understanding, SkyLynx formed and organized Founders Industries. SkyLynx then transferred to Founders, solely in consideration of Founders Industries common stock, all of SkyLynx's interest in its existing subsidiaries. In June 2002, SkyLynx entered into a trust agreement with Bryan Walker, our President, under which Mr. Walker agreed to hold all of the shares of Founders Industries common stock in trust for the benefit of SkyLynx's stockholders. Under the terms of the letter of understanding and the trust agreement, Mr. Walker will distribute our shares to the SkyLynx stockholders if and when the registration statement to which this prospectus relates is declared effective. However, the trust agreement states that if the spin-off is not completed for any reason before June 15, 2004, then the trustee has been authorized to dispose of the spin-off shares in any commercially reasonable fashion and to distribute the proceeds derived from that disposition to the SkyLynx shareholders, pro rata, in lieu of the distribution of our shares of common stock.

          As part of the foregoing spin-off, the Letter of Understanding provided that the SkyLynx board of directors would be increased to seven members. Messrs. Gary Brown, Steve Jesson and William Chastain were added to SkyLynx's board after its expansion. These new directors, appointed on December 13, 2001, were charged with the responsibility to develop the Company's ISP and telecommunications businesses. Concurrently, Mr. Brown was elected to serve as President and CEO of SkyLynx, filling the vacancy created by the voluntary resignation of Bryan Walker.

          Mr. Brown has agreed in the Letter of Understanding that the costs and expenses incurred in preparing and filing the Founders registration statement and completing the spin-off would be borne by SkyLynx. Further, Mr. Brown was granted an option to purchase from the Shelton Voting Trust, SkyLynx's then principal and controlling shareholder, an aggregate of 4.9 million shares of common stock at a price of $0.002 per share. Mr. Brown exercised this option in June 2002 by purchasing approximately 1.5 million of the option shares. The remainder of the option shares were assigned and exercised by other SkyLynx affiliates.

Spin-Off Trust

       Effective June 15, 2002, SkyLynx caused the 8,198,356 shares of Founders common stock to be transferred to a Spin-off Trust. Under the terms of the Trust Agreement, Bryan Walker, our President and Chief Executive Officer, acting as Trustee, is to complete the registration and distribution of the spin-off shares for the benefit of the SkyLynx shareholders of record as of February 8, 2002, the spin-off record date, who are the beneficiaries under the Trust. Prior to the creation of the Spin-off Trust and the transfer of the shares to the trust, the spin-off dividend had been declared, but not paid, since distribution of the shares is dependent upon completion of their registration with the Commission.

Goals of the Spin-Off

       It is hoped that the spin-off of the Founders common stock will eliminate the difficulties and inefficiencies inherent in managing two separate businesses and allow the management of the two distinct companies to better focus on executing their respective business plans. In addition, as a result of the restructuring and spin-off, each of SkyLynx and Founders will have its own equity currency. SkyLynx expects that this will result in better incentives for a greater accountability of employees by allowing incentive compensation to be more closely linked with market performance of the stock of each of the businesses. Finally, SkyLynx believes that equity currency more closely linked to each business may be more attractive consideration for future acquisitions.

Mechanics of Completing the Spin-Off

       Within ten (10) days following the date that the SEC declares effective the registration statement that includes this prospectus, we will deliver to the distribution agent, Corporate Stock Transfer, Inc., 8,198,356 shares of our common stock to be distributed to the SkyLynx shareholders as of February 8, 2002, pro rata.

       If you hold your SkyLynx common shares in a brokerage account, your shares of our common stock will be credited to that account. If you hold your SkyLynx common shares in certificated form, a certificate representing shares of our common stock will be mailed to you by the distribution agent. The mailing process is expected to take about thirty (30) days.

       No cash distributions will be paid. Fractional shares of our common stock issuable in accordance with the distribution will be rounded to the nearest whole.

       No holder of common shares of SkyLynx is required to make any payment or exchange any shares in order to receive our common shares in the spin-off distribution.

Capitalization

       The following table sets forth our capitalization as of March 31, 2004. This section should be read in onjunction with the consolidated financial statements and related notes contained elsewhere in this prospectus.
As of March 31, 2004
Current maturities of debt	771,107
Long-term debt	1,685,448
Total debt	2,456,555
Shareholders' (Deficit)
Preferred Stock, $0.001 par value, 50,000,000 shares authorized; no shares outstanding	0
Common Stock, $0.001 par value; authorized 100,000,000 shares: 8,198,356 issued and outstanding	9,993
Additional paid-in capital	1,753,497
Stock Subscriptions	41,250
Accumulated deficit	(170,315)
Total shareholders' equity	1,634,425
Total shareholders' equity and capitalization	4,090,980

       Some of our creditors, who are owed $387,235 in the aggregate as of March 31, 2004, have the option of converting their debt, or any part thereof, into shares of common stock at a conversion rate of one share of common stock for each dollar of outstanding debt.

       Stock subscriptions for 41,250 shares of our common stock have been recorded on our books.  The shares will be issued before the end of the current fiscal year.  SkyLynx had agreed to issue the shares to certain debtholders as a $41,250 loan fee. Since we became liable for the underlying debts of SkyLynx's oil and gas business, it has now been determined that we will issue the shares.  Accordingly, additional paid in capital recorded through the spin-off record date has been determined to have been overstated by $41,250.  Corrections have been made in the current fiscal year.

Certain Market Information

       There currently exists no public trading market for our common stock. We do not intend to develop a public trading market until the Spin-Off has been completed. There can be no assurance that a public trading market will develop at that time or be sustained in the future. Without an active public trading market, you may not be able to liquidate your shares without considerable delay, if at all. If a market does develop, the price for our securities may be highly volatile and may bear no relationship to our actual financial condition or results of operations. Factors we discuss in this prospectus, including the many risks associated with an investment in us, may have a significant impact on the market price of our common stock. Also, because of the relatively low price of our common stock, many brokerage firms may not effect transactions in the common stock.

       As of the date of this Prospectus, none of our shares are eligible for sale under Rule 144 of the Securities Act, and except for the shares covered by this prospectus, we have not agreed to register shares on anyone's behalf and we are not planning currently to publicly offer for sale any of our shares.

       As of the date of this Prospectus, 8,198,356 of our issued and outstanding shares of stock are held in trust for distribution to SkyLynx's shareholders as described elsewhere in this prospectus.

       We have not declared or paid cash dividends on our common stock in the preceding two fiscal years. We currently intend to retain all future earnings, if any, to fund the operation of our business, and, therefore, do not anticipate paying dividends in the foreseeable future. Future cash dividends, if any, will be determined by our board of directors.

Selected Financial Data

       Set forth below is our selected financial data as of and for the nine months ended March 31, 2004 and 2003. This financial information is derived from our consolidated financial statements and related notes included elsewhere in this prospectus and is qualified by reference to these consolidated financial statements and the related notes thereto.

Balance Sheet Data	March 31
	2004	2003
Total assets	4,090,980	4,051,523
Current assets	26,536	15,546
Current liabilities	771,107	628,754
Net working capital (deficit)	(744,571)	(613,208)
Shareholders' equity (deficit)	1,634,425	1,729,377
Operating Statement Data	For the Nine Months Ended March 31,
	2004	2003
Revenues	26,010	1,660
Operating income (loss)	(115,883)	(118,891)
Net income (loss)	(71,651)	(68,903)
Weighted average number of common shares	9,992,916	9,992,916
Basic and diluted income (loss) per common share	(.01)	(.01)

Management's Discussion and Analysis of Financial Condition
and Results of Operations

       Certain statements in this Management's Discussion and Analysis of Financial Condition and Results of Operations which are not historical facts are forward-looking statements such as statements relating to future operating results, existing and expected competition, financing and refinancing sources and availability and plans for future development or expansion activities and capital expenditures. Such forward-looking statements involve a number of risks and uncertainties that may significantly affect the Company's liquidity and results in the future and, accordingly, actual results may differ materially from those expressed in any forward-looking statements. Such risks and uncertainties include, but are not limited to, those related to effects of competition, leverage and debt service financing and refinancing efforts, general economic conditions, and changes in applicable laws or regulations. The following discussion and analysis should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this report.

       The activities of the Company and all subsidiaries to date have been primarily focused on securing long term financing or equity infusion; evaluating and forming management teams; researching and testing actual project operations and profitability; and developing and identifying market opportunities that can be taken advantage of by the Company's positions in its various subsidiaries. Accordingly, management does not consider the historical results of operations to be representative of future results of operation of the Company.

Year ended June 30, 2003 compared to year ended June 30, 2002

REVENUE. Revenue in the year ended June 30, 2003, primarily consisted of oil revenues and oil lease services. In the prior year, internet service provider (ISP) fees contributed significantly to revenue. Revenue was $12,199 for the year ended June 30, 2003, compared to $301,080 for the prior year. Oil revenue accounted for about 65% of the revenues for the fiscal year ended June 30, 2003, compared to 1% in the prior year. ISP fees accounted for none of the revenue for the fiscal year ended June 30, 2003, compared to 97% in the prior year. Effective July 1, 2002, we sold our ISP subsidiary, which was largely focused on individual customers. Revenue relating to these operations represented about $300,000 of our fiscal 2002 revenue. Fiscal 2003 and forward operations in the oil & gas production, sales, and service areas, have higher profit margins than ISP services, but we have yet to replace the amount of revenues previously generated.

SALES EXPENSES. Sales expenses consist of production costs and client services costs. These include salaries, supplies, contractor fees, travel and other costs incurred to generate revenues. For the year ended June 30, 2003, these expenses were $19,705, down from $449,821 in the prior year. The change reflects the discontinuation of ISP operations, the reduction in employee levels, and other cost-efficiency changes.

GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses consist primarily of costs for general corporate functions, including occupancy, accounting, employee benefits, and other costs. For the year ended June 30, 2003, general and administrative costs were $53,191, down from $104,729 in the previous year. The decrease is primarily due to the discontinuance of our ISP operations.

REORGANIZATION COSTS. In the fiscal year ending June 30, 2002, the company wrote off $590,821 in acquisition goodwill on a subsidiary, which was subsequently sold. As a part of the company's quasi-reorganization, additional writedowns of acquisition goodwill, capital accounts and subsidiary receivables totaling $314,874 were taken. The quasi- reorganization was effective prior to the beginning of business on July 1, 2002.

DEPRECIATION EXPENSE. Depreciation expense reflects depreciation of real estate improvements and equipment over their estimated useful lives. Depreciation expense for the year ended June 30, 2003 was $13,362, down from $47,265 in the prior year. Most of the decrease was due to the termination of ISP and other operations, and the disposition of assets in the related subsidiaries.

AMORTIZATION EXPENSE. During the year ending June 30, 2003, there was no amortization expense, as compared to $47,265 in the prior year. This reflected the amortization of subsidiary acquisition goodwill prior to the disposition of the subsidiary and the related writedown of the goodwill.

INTEREST EXPENSE. Interest expense is interest charges incurred on previously-existing debt, as well as on additional amounts borrowed. During the year ended June 30, 2003 interest of $97,365 was incurred, up from $74,343 in the prior year. The increase was mainly due to additional amounts borrowed to finance deficit operations.

OTHER INCOME (EXPENSE). Interest income of $6,349 was earned in the year ending June 30, 2003, up from $1,538 in the prior year. Equipment was sold at a gain of $10,559 in the year ended June 30, 2003, as opposed to losses of $1,018 incurred on equipment sales in the prior year. During the year ended June 30, 2003, certain debt was settled for $9,291 less than the face and book value, while $5,061 was settled in the same manner in the prior year. In the year ended June 30, 2001, a lawsuit was settled for less than the amount which had been accrued on the books in the year prior to that, resulting in income of $18,160.

Interim Period Analysis of Financial Condition and Results of Operations for the nine months ended March 31, 2004, compared to nine months ended March 31, 2003.

REVENUE. Revenue in the nine months ended March 31, 2004, primarily consisted of oil revenues and oil lease services. In the prior period, revenue was solely from lease services. Revenue was $26,016 for the period ended March 31, 2004, compared to $1,660 for the prior period. Oil revenue accounted for about 57% of the revenues for the nine months ended March 31, 2004, compared to $0.00 in the prior period.

SALES EXPENSES. Sales expenses consist of production costs and client services costs. These include salaries, supplies, travel and other costs incurred to generate revenues. For the nine months ended March 31, 2004, these expenses were $22,097, up from $1,720 in the prior period. The change reflects the increase in employee levels, and increase in activity levels.

GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses consist primarily of costs for general corporate functions, including occupancy, accounting, employee benefits, and other costs. For the nine months ended March 31, 2004, general and administrative costs were $40,363, down from $43,896 in the previous period. The decrease is primarily due to cost saving measures.

DEPRECIATION EXPENSE. Depreciation expense reflects depreciation of real estate improvements and equipment over their estimated useful lives. Depreciation expense for the nine months ended March 31, 2004, was $9,556, down from $10,023 in the prior period. The decrease was due to the disposition of assets.

DEPLETION EXPENSE. Depletion expense is the amortization of oil reserve acquisition costs as the reserves are produced and oil is sold. Depletion for the nine months ended March 31, 2004, was $1,703, with $0.00 in the prior period.

INTEREST EXPENSE. Interest expense represents interest charges incurred on previously-existing debt, as well as on additional amounts borrowed. During the nine months ended March 31, 2004, interest of $63,976 was incurred, down from $64,912 in the prior period.

OTHER INCOME (EXPENSE). Interest income of $3,046 was earned in the nine months ending March 31, 2004, down from $4,933 in the prior period. Equipment was sold at a gain of $349 in the nine months ended March 31, 2004, as opposed to gains of $9,559 on equipment sales in the prior period. During the nine months ended March 31, 2004, certain debt was settled for $3,926 less than the face and book value, while $0.00 was settled in the same manner in the prior period.

Liquidity and Capital Resources

Our operating cash flow and current cash and receivables balances are inadequate to fund our operations for the next three months. To continue operations, we will need to borrow additional funds. The sources of such funds have not yet been identified. Operating beyond 3 months, or to make any significant expansion, will require the proceeds from the sale or issuance of capital stock, lease financing, or additional debt. The Company is currently in default on the repayment terms of $276,000 in unsecured debt. We are in the process of renegotiating new terms.

We regularly examine financing alternatives based on prevailing market conditions and expect to access the capital markets from time to time based on our current and anticipated cash needs and market opportunities. Over the longer term, we will be dependent upon obtaining the long term equity infusion or financing necessary to implement our upgraded operations in both the newly and to be implemented oil field service businesses. Each subsidiary will then be dependent upon positive operating cash flow and, to the extent cash flow is not sufficient, the availability of additional financing, to meet our debt service obligations. Insufficient funding may require us to delay or abandon some of our planned future expansion or expenditures, which could have a material adverse effect on our growth and ability to realize economies of scale.

Our business strategy has required, and is expected to continue to require, substantial capital to fund working capital, capital expenditures, and interest expense.

As of March 31, 2004, the Company had approximately $123,120 in cash and certificates of deposit and $16,500 in current receivables.

The Company also has significant debt service requirements. At March 31, 2004, our interest-bearing liabilities were $747,378 and the expected annual interest expense associated with it is approximately $76,700. The interest expense and principal repayment obligations associated with our debt could have a significant effect on our future operations.

Our anticipated expenditures are inherently uncertain and will vary widely based on many factors, including operating performance and working capital requirements, the cost of additional acquisitions and investments, the requirements for capital equipment to operate our business and our ability to raise additional funds. Accordingly, we may need significant amounts of cash in excess of our plan, and no assurance can be given as to the actual amounts of our future expenditures. We will have to increase revenue without a commensurate increase in costs to generate sufficient cash to enable us to meet our debt service obligations. There can be no assurance that we will have sufficient financial resources if operating losses increase or additional acquisition or other investment opportunities become available.

The Company is not in the business of producing any item that would require product research and development, other than the continual market analysis by Company and subsidiary management.

Other than, and subject to, securing the required financing necessary to implement upgraded operations in oil & gas service business, and the implementation of the same, there is (1) no expected purchase or sale of plant and significant equipment, other than the contracted $25,000 sale of 5 acres and improvements in Young County, Texas; or (2) no expected significant changes in the number of employees, relative to the size of planned operations.

Trends

       There has been no development activity with the Company's proven oil & gas reserves in Yankee. There is a significant uncertainty inherent to the oil & gas production and development industry. The worldwide trend of increasing crude oil and natural gas prices prompted Company management to investigate numerous possible financing vehicles that may be required to secure the equity infusion or long term financing necessary to develop Yankee's assets. With the worldwide increase in the price of oil, there has been renewed drilling and production activity in the areas of Texas where the company has interests. This renewal of activity may create unforeseen delays in the availability of subcontractors for all phases of an oil & gas well drilling and development program. This delay could cause financial difficulty and shortage of cash flow budgets that are relied upon to profitably and efficiently develop the Company's asset.

       Should the Company be successful in securing the financing necessary to fund the development of the oil & gas reserves, there could be a significant element of income or loss that could arise from our continuing operations. This significant element would be a result of the Company being able to successfully develop to production its proven oil & gas reserves, or disproving the reserves and engineering premise of such with the drilling of dry holes that result in no oil & gas production. The cause for such material changes from period to period in one or more line items of our financial statements would be the results of the Company's development drilling program. Though the Texas seasons create moderate difficulty with any outside operations, there are limited seasonal aspects that might have a material effect on the financial condition or results of operation of the development drilling program. No assurance can be given that Yankee Development will successfully negotiate the funding of its development program, generate any revenues, or achieve profitability from the production of the proven developed reserves owned as of the date hereof, or from oil and/or gas properties, if any, acquired in the future.

       Company management is not aware of any known trends, events or uncertainties that have or are reasonably likely to have a material impact on our other subsidiaries' short-term or long-term liquidity, or on its internal and external sources of liquidity. Other than rent and maintenance, we have no material commitments for capital expenditures in the subsidiaries. Other than historical and public information, there are no known trends, events or uncertainties that have had or that are reasonably expected to have a material impact on the net sales or revenues or income from establishing high pressure testing and pipe threading operations. Should the Company be successful in securing the financing necessary to fund the implementation of the operations, there could be a significant element of income or loss that could arise from our established operations. This significant element would be a result of the Company being able to successfully develop a continuing market for its services reserves. Though the Texas seasons create moderate difficulty with any outside operations, there are limited seasonal aspects that might have a material effect on the financial condition or results of operation of the testing and threading operations. No assurance can be given that the subsidiaries will successfully negotiate the funding of its testing and threading operations, generate any revenues, or achieve profitability from its services the provides now, and if any, acquired in the future.

       There are significant uncertainties inherent to the internet and the Company's plan to implement an internet-based sales model of secondary market oil & gas equipment and steel tubulars. However, in the core business upon which the internet based model will be based, there are no known trends that have or are reasonably likely to have a material impact on the small business issuer's short-term or long-term liquidity, or on our internal and external sources of liquidity. Other than the need for expansion for profitable operations, there are no known material commitments for capital expenditures, or known trends, events or uncertainties that have had or that are reasonably expected to have a material impact on the net sales or revenues or income from continuing operations. There are no known significant elements of income or loss that do not arise from our continuing operations, and there are no seasonal aspects that had a material effect on the financial condition or results of operation.

Corrections

       Stock subscriptions for 41,250 shares of our common stock have been recorded on our books.  The shares will be issued before the end of the current fiscal year.  SkyLynx had agreed to issue the shares to certain debtholders as a $41,250 loan fee. Since we became liable for the underlying debts of SkyLynx's oil and gas business, it has now been determined that we will issue the shares.  Accordingly, additional paid in capital recorded through the spin-off record date have been determined to have been overstated by $41,250.  Corrections have been made in the current fiscal year.

Business

Business Development - Founders Industries, Inc.

       Founders Industries, Inc. was organized under the laws of the State of Nevada on January 14, 2002. We were organized for the purpose of spinning off to SkyLynx's shareholders, pro rata, all of SkyLynx's interests in its then existing subsidiaries:

Yankee Development Corporation,
Simpco, Inc.,
P&A Remediation, LLC, a Texas limited liability company,
P&A Remediation, LLC, an Oklahoma limited liability company,
Oilfieldjunk.com, LLC, a Texas limited liability company, and
Cyber Cities Technologies, Inc., a Hawaiian corporation.

       Effective June 15, 2002, SkyLynx transferred to us those interests (including the associated liabilities) in exchange for 8,198,356 shares of our common stock. We have since disposed of our interests in all of those companies, except for Yankee, Twin Oaks and Oilfieldjunk. Under the terms of the Agreement To Purchase Corporate Stock, effective July 1, 2002, the Company sold all of its interests in its then wholly owned subsidiary, Cybertron, Inc., (formerly know as Cyber Cities Technologies, Inc.) to Washington Investment Company of Hampton, Virginia in exchange for the assumption of all of Cybertron's liabilities.

       Under the terms of the Non-Recourse Assignment And Transfer of Stock Certificate And Of Membership Interests, effective July 1, 2002, the Company sold all of its interests in its then wholly owned subsidiaries, Simpco, Inc.; P & A Remediation, LLC (of Texas); and P & A Remediation, LLC (of Oklahoma) to H & M Investment Company of Ballinger, Texas in exchange for the assumption of all of the liabilities of those companies.

Current Business of Founders Industries.

       Founders Industries serves as a holding company for one wholly-owned corporate subsidiary (Yankee Development Corporation), and two limited liability companies (Oilfieldjunk.com, LLC; and Twin Oaks Construction Company, LLC). Yankee Development owns rights to oil reserves on 2,358 acres in Tom Green County, Texas, 1,120 of which have been proven. Oilfieldjunk.com was initially formed to be able to perform environmental recovery and salvage operations for the oil industry and to implement an Internet-based marketing mechanism for oilfield equipment and oilfield tubulars. Thus far it has limited its operations to that of inter-company lessor of equipment and the development of the aforementioned Internet-based sales model. Twin Oaks Construction Company, LLC, was formed in April 2003 for the specific purpose of being a bonded Texas Railroad Commission oil and gas operator for the production of oil and gas, both for industry and its own benefit). Additionally Twin Oaks provides other services specific and ancillary to the oil and gas industry. It has the potential to initiate resale operations pursuant to environmental recovery or equipment salvage, particularly from distress market sales, and from salvage operations of the Texas Railroad Commission.

Yankee Development Corporation        Yankee Development owns the rights to oil reserves on 2,358 acres in western Texas known as the Yankee (Canyon Sand) Field Unit, MA., RRC No. 03215, of Tom Green County, Texas, as set forth in the Unit Agreement recorded in Volume 405, Page 609 of the Deed Records of Tom Green County, Texas. The acquisition cost of $3,711,000 assigned to the reserves at the time of their acquisition in April 1998 represents the discounted net present value of net revenues, and was calculated based upon the then market price of $15.00 for each of 880,000 recoverable barrels of oil, less development and operating costs, discounted at a rate of 10%. As of March 31, 2004, the posted price for West Texas Intermediate crude was $32.50 per barrel and the futures trading price was approximately $35.75, but the carrying value of the reserves will not be increased.        Yankee Development also owns the rights to oil reserves of approximately 8,000 barrels of oil on approximately 8 acres in northern Texas known as the Grace Bell Lease of Archer County, Texas. The acquisition cost of $24,000 assigned to the reserves at the time of their acquisition in 2001 represents the negotiated discounted net present value of net revenues, and was calculated based upon the then market price of oil.

       Our estimates of recoverable barrels of oil are based on proven developed oil reserves.  We also have undeveloped acreage for which we have not estimated the recoverable barrels of oil, if any.  Proven developed oil reserves are on acreage offsetting acreage that is spaced or assignable to productive wells within a known productive strata, supported by geological and engineering analysis, and by production history.  The undeveloped acreage is that on which there has been geological and engineering analysis of reserves, but on which there has been insufficient drilling and production history to determine the potential for production of commercial quantities of oil and gas.

Yankee Unit, Tom Green County, Texas

Grace Bell Lease, Archer County, Texas

Proven developed oil reserves acreage

1,120

Undeveloped Acreage

1,238

          Total Acres

Proven developed oil reserves acreage

       4

Undeveloped Acreage

       4

          Total Acres

       8

The following table summarizes the productive oil and gas wells as of March 31, 2004, attributable to Yankee
Development's directly owned interests. Productive wells are producing wells and wells capable of production.
Productive Wells - Grace Bell Lease, Archer County, Texas

Oil

2

Gas

0

Drilling Activity. The Company has not had drilling activity on its owned properties.
Present Activity and Commitments. The only wholly owned property on which the Company is presently producing is the Grace Bell Lease, and the Company has no delivery or drilling commitments.

       Company management is currently seeking negotiations with outside financial partners for a joint venture, or private placement, to raise sufficient capital for Yankee Development to drill and complete a sufficient number of wells to prove or disprove the Yankee Field Unit's engineering and reserves study. The program under consideration and negotiation could involve the drilling of up to sixteen (16) initial wells, at a total cost of up to $2,400,000 to the financial partners. As of the date of this report, Yankee Development has made no agreements, arrangements or understandings with respect to any potential source of funding.

       The result of drilling such wells can never be determined in advance. The industry has a history of unprofitable efforts due to dry holes or commercial wells that fail to produce in quantities sufficient to provide an economic return. Since its inception Yankee Development has generated negligible revenues from the production of oil. We can give no assurance that Yankee Development will successfully negotiate the funding of its development program, generate any revenues, or achieve profitability from the production of the Proven Developed Oil Reserves owned as of the date of this document, or from any oil and/or gas properties that may be acquired in the future.

Oilfieldjunk.com, LLC

       Oilfieldjunk.com, LLC was formed in November 2001 to engage in the sale and marketing of oilfield equipment, steel tubulars and services specific and ancillary to the oil and gas industry. From November 2001 until April 2003, Oilfieldjunk.com engaged in oil and gas services ancillary to the oil and gas industry. In April 2003, our company formed Twin Oaks Construction Company, LLC, a wholly owned subsidiary, in part to establish the physical operations center for Oilfieldjunk.com. Oilfieldjunk.com acts as the owner of and lessor to Twin Oaks Construction Company, LLC, a company that provides pipe threading and testing services, oilfield and construction equipment, as well as trucks, trailers, machined tools and other specialty oilfield and construction items. The current primary business of Oilfieldjunk.com involves leasing to its affiliates used oilfield and construction equipment, including, but not limited to, pulling machines, trucks, trailers, specialty vehicles and specialty machined tools. Since Oilfieldjunk.com is primarily engaged as a contract procurement agent for affiliates such as Twin Oaks Construction Company and Yankee Development, it is not currently a revenue-producing operation.

       Oilfieldjunk.com also exists to initiate operations in salvage from environmental remediation and to create an Internet-based platform for the sale of used oilfield equipment. The target market for our Internet sales operation would bee the small- to medium-sized independent oil companies of North Central Texas. From its North Texas yard, which Oilfieldjunk.com rents on a month-to-month basis, the Company intends to perform services specific and ancillary to salvage operations for the oil industry and to market and sell construction materials, pipe/steel tubulars, and used oilfield equipment obtained from salvage operations on the secondary wholesale business market. In addition to acquiring additional equipment through salvage operations, Oilfieldjunk.com has also obtained various other specialty oilfield and construction items through multiple transactions with our company. In turn, our company and its subsidiaries use much of this equipment in conjunction with their day-to-day operations.

Twin Oaks Construction Company, LLC.

       Twin Oaks Construction Company, LLC, was formed in April 2003 to provide bonded operations in the production of oil and gas for the industry in general and for our company's own benefit. Additionally, the company was formed to provide other services specific and ancillary to the oil and gas industry, including the operation of high pressure testing and pipe threading equipment. The company may also initiate salvage operations by capitalizing on environmental remediation projects, by bidding on opportunities available in the market, by exploiting distress markets and by initiating salvage operations through the Railroad Commission of the State of Texas.

       Twin Oaks Construction Company's core business is in high pressure testing and threading of steel tubulars. Our company management believes that Twin Oaks Construction can quickly corner a significant portion of the pipe testing market in North Texas. To implement this plan our company must secure skilled employees, consultants or joint venture partners to establish day-to-day operations. Based on our knowledge of the industry, our company believes that candidates for our company's pipe threading and testing services include operators, steel tubular and pipe dealers, and re-sale equipment marketers. Our company currently has a month-to-month lease for a yard in Olney, Texas, where we are attempting to establish day-to-day operations as a pipe threading and testing facility.

       Twin Oaks Construction presently services a small number of capable oil well service and cementing businesses in various locations throughout the southwestern United States, but our company sees tremendous potential for conducting a full-service oilfield equipment testing and salvage operation in this area. First, the salvage business tends to be highly fragmented, with a large number of companies providing only limited services. However, Twin Oaks Construction's surface pipe threading and salvage operations involve no reliance upon outside contractors, which gives our company more flexibility in providing services to our clients. As a result, our company is considering acquiring related businesses and additional equipment to expand its capacity to provide customers with all of the services associated with the plugging of oil wells on a turnkey basis and at a reasonable cost. Should Twin Oaks Construction achieve its desired level of vertical integration, which is not assured, the company will have a significant advantage over its competitors.

       Our exposure to the North Texas oil and gas industry as an operator of its own producing oil and gas leases may provide us with opportunities to sell or market our existing oil well servicing and cementing equipment to other operators. We have the ability to serve industry in the oil well servicing business by utilizing pulling machine and other equipment that we have at our disposal, and other equipment that is available in the marketplace, if we have adequate working capital and can hire the necessary crews. Similarly, our contacts in the industry and with the Railroad Commission also provide us opportunities to establish active environmental recovery and salvage business involved in the workover and plugging of oil wells and the remediation and clean-up of oil fields in accordance with environmental regulations. The salvage of construction materials, pipe, steel tubulars and used and reconditioned oilfield equipment that constitute the by-products of oil well clean-up operations would supplement the inventory available to Oilfieldjunk.com, a subsidiary that plans to engage in the Internet-based sale and marketing of used oilfield and construction equipment.

       Crude oil production, and oil well equipment salvaging, plugging and remediation operations of the Company in the State of Texas are subject to regulation by the Oil and Gas Division of the Railroad Commission of the State of Texas.

Property

       The Company's operations are conducted at three locations, including (i) its leased executive offices located at 1026 West Main Street, #104, Lewisville, Texas 75067; (ii) an owned five-acre tract of land located in Young
County, Texas, on which a metal building is situated; (iii) a rented building situated on three and one half acres at
408 South Highway 79, Olney, Texas.
       The Olney facilities are used by Twin Oaks for operations of its high pressure testing and steel tubular threading operations, acquired equipment in oil well servicing and plugging, recovery and salvage operating equipment.  The Company anticipates that these facilities will be adequate for its foreseeable future needs.
       The executive offices of the Company are comprised of approximately 450 square feet of space in the
DFW Metroplex located in Lewisville, Texas, approximately ten miles north of the Dallas/Fort Worth
International Airport.  The space has been leased for a one year term beginning in January 2003, at the rate of
$450 per month.
       The Company owns a tract of land containing five acres located within the Texas Emigration and Land
Company Survey No. 178, Abstract No. 425, in Young County, Texas, immediately north of State Highway No.
79. A fenced-in, metal building, comprised of approximately 1,600 square feet in sound structural and functional condition, is situated on the property. The acreage and facility were purchased by the Company's predecessor on
March 19, 1999, for a total purchase price of $12,500. The property is security for that certain Promissory Note secured by Deed of Trust dated April 8, 2003, for a note in the principal amount of $200,000 to the order of
Dennis Odom.  Twin Oaks presently uses the land and building for storing equipment.  In May, 2004, the
Company executed a contract to sell this land for $25,000.
       On a month to month rental agreement, the Company leases an office building and shop facility on approximately three and one-half acres located at 480 South Highway 79, Olney, Texas.  The yard is leased from a non-affiliate for the consideration of general maintenance and improvement of the leasehold estate and premises. The agreement is renewable for an undetermined period of time.  The Company intends to renew and maintain the lease on the Olney yard for the period provided. Management believes that the terms for renewal are significantly below market to those available for the lease of comparable facilities in the surrounding Olney area.

Employees

       Twin Oaks Construction employs one full time salaried employee.

Legal Proceedings

       As of the date of this prospectus, there are no pending legal proceedings in which we are a party. The Company is in default on repayment terms of $276,000 of notes payable. Re-negotiation of terms on the notes are ongoing. An individual that holds a note in the amount of $15,000 has threatened legal action if her note, together with interest and attorney's fees in the amount of $5,035.07, is not paid in full before the end of July 2004. We are in the process of attempting to work out an amicable resolution to the noteholder's claim against us.

Management

Directors, executive officers and key employees

Name:	Age:	Position:
Bryan L. Walker	50	President, Chief Executive Officer and Chairman of the Board of Directors of the Company; President and Director of Yankee
Richard C. Smith	58	Treasurer, Chief Financial Officer and Director of the Company; Treasurer and Director of Yankee; Manager of Oilfieldjunk
Derek T. Smith	37	Secretary and Director of the Company; Manager of Twin Oaks
Laura N. Walker	47	Director of the Company; Secretary of Yankee

Bryan L. Walker has served as our President, Chief Executive Officer and Chairman of the Board of Directors of the Company since its inception in January 2002. From August 1998 until January 2002, Mr. Walker served as the President, Chief Executive Officer and the Chairman of the Board of Directors of SkyLynx. Mr. Walker has also served as a director of Yankee since January 1998 and as its President since April 1998. Prior to working for SkyLynx and its subsidiaries, he was self-employed as a business/management consultant in the oil business serving independent oil production companies. Together with his spouse, Mrs. Walker, a director and Secretary of the Company, Mr. Walker has co-owned since May 1997 Hawaiian Travel, Inc., a travel agency consulting firm with offices in Irving, Texas. He has worked in the oil business since 1984. Mr. Walker received a Bachelor of Business Administration degree from Southern Methodist University, Dallas, Texas, in 1976.

Richard C. Smith has served as a director and as our Treasurer and Chief Financial Officer since our inception in January 2002. From August 1998 until January 2002, Mr. Smith served as the Chief Financial Officer of SkyLynx. Mr. Smith has also served as a Treasurer and director of Yankee since April 1998. Mr. Smith has operated a public accounting practice since 1971. Mr. Smith received a Bachelor of Business of Administration degree in accounting from the University of North Texas in 1967, and received his CPA certificate in February 1971.

Derek T. Smith has served as a director and our Secretary since our inception in January 2002. Mr. Smith held various positions with SkyLynx from April 1998 through January 2002, including Secretary, President and Vice-President. Mr. Smith also has significant experience as a consultant in the e-business industry. Mr. Smith is currently employed by Huron Consulting Group. Mr. Smith was employed by Epylon Corporation, a subsidiary of Accenture, from February 2001 through July 2003 as Director of Client Services. From November 2000 to February 2001, Mr. Smith provided independent e-business consulting services. From July 2000 through November 2000, he was employed as a manager with Answerthink. From August 1996 until July 2000, Mr. Smith had been employed by CSC Consulting Group, as a principal consultant. CSC is a division of Computer Sciences Corporation, a public company located in El Segundo, California. Mr. Smith received a Bachelor of Business Administration degree in finance from The University of Texas at Austin in 1988 and a Masters of Business Administration degree in strategic management, marketing and international business from the University of Georgia in 1993.

Laura N. Walker has served as a director of the Company since its inception in January 2002. From August 1998 to May 2002, Mrs. Walker served as the Secretary of SkyLynx, and she served as a director of SkyLynx from April 1998 until May 2002. She has also served as the Secretary of Yankee since April 1998. Together with her spouse, Mr. Walker, an executive officer and director of the Company and Yankee, Mrs. Walker has co-owned, since May 1997, Hawaiian Travel, Inc., a travel agency consulting firm with offices in Irving, Texas.

Mr. Bryan L. Walker, President, Chief Executive Officer and Chairman of the Board of Directors of the Company and President and a director of Yankee Development; is the spouse of Ms. Laura N. Walker, a director of the Company, and Secretary of Yankee Development Corporation. Mr. Richard C. Smith, Treasurer, Chief Financial Officer and a director of the Company, Treasurer and a director of Yankee Development, is the father of Mr. Derek T. Smith, the Company's Secretary and a director.

All Company directors hold office until the next annual meeting of the Company's shareholders and until their respective successors have been elected and qualify.

Involvement in certain legal proceedings

        During the last five (5) years no director or officer of the Company has:
a.

had any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

b.	been convicted in a criminal proceeding or subject to a pending criminal proceeding;
c.

been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

d.

been found by a court of competent jurisdiction in a civil action, the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Committees of the Board of Directors

       Currently, we do not have any committees of the Board of Directors. In the current fiscal year, we do plan to form an Audit Committee. No member of the Audit Committee will receive any additional compensation for his service as a member of that Committee and members of this committee will be primarily comprised of non-officer directors. The Audit Committee will be responsible for providing assurance that financial disclosures made by management reasonably portray our financial condition, results of operations, plan and long-term commitments. To accomplish this, the Audit Committee will:
*	oversee the external audit coverage, including the annual nomination of the independent public accountants,
*	review accounting policies and policy decisions,
*	review the financial statements, including interim financial statements and annual financial statements, together with auditor's opinions,
*	inquire about the existence and substance of any significant accounting accruals, reserves or estimates made by management,
*	review with management the Management's Discussion and Analysis section of the Annual Report,
*	review the letter of management representations given to the independent public accountants,
*	meet privately with the independent public accountants to discuss all pertinent matters, and
*	report regularly to the Board of Directors regarding its activities.

We also plan to form a Compensation Committee during the current fiscal year. No member of the Compensation Committee will receive any additional compensation for his service as a member of that Committee. The Compensation Committee will be responsible for:
*	reviewing pertinent data and making recommendations with respect to compensation standards for our executive officers, including the President and Chief Executive Officer,
*	establishing guidelines and making recommendations for the implementation of management incentive compensation plans,
*	reviewing the performance of the President and CEO,
*	establishing guidelines and standards for the grant of incentive stock options to key employees under our Equity Incentive Plan, and
*	reporting regularly to our Board of Directors with respect to its recommendations.

Director compensation

       All of our directors are officers of the Company. We have paid no additional compensation to our directors for their service on our Board of Directors; nor have we made any commitments with respect to the payment of future cash compensation for such services.

Executive compensation

       Except for Mr. Walker's use of a Company automobile (10% of which usage is estimated to be personal), no cash or non-cash compensation, has been awarded to, earned by or paid to any Company executive officer or director for all services performed in all capacities for the Company during the period from the date of the Company's inception. It is anticipated that at such time as the Company's financial position permits, the executive officers and/or directors of the Company will receive appropriate compensation, in addition to reasonable salaries, such as bonuses, coverage under medical and/or life insurance benefits plans and participation in stock options and/or other profit sharing or pension plans, for services as executive officers of the Company and may receive fees for their attendance at meetings of the Board of Directors of the Company. As of the date hereof, the Company does not provide officers with pension, stock appreciation rights, long-term incentive or other plans and has no intention of implementing any such plans for the foreseeable future.

Employment agreements

       We have no written employment agreements with any of our executive officers or key employees. We maintain a key man life insurance policy on Bryan Walker in the amount of $1,000,000.

Equity Incentive Plan

       We have not adopted an equity incentive plan, and no stock options or similar instruments have been granted to any of our officers or directors.

Indemnification and Limitation on Liability of Directors

       Our Articles of Incorporation provide that we shall indemnify, to the fullest extent permitted by Nevada law, any director, officer, employee or agent of the corporation against any and all expenses or liability reasonably incurred by him in connection with any action, suit or proceeding to which he may be a party by reason of his being or having been a director, officer, employee or agent of the Corporation. At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

       Our Articles of Incorporation limit the liability of our directors to the fullest extent permitted by Nevada law. Specifically, our directors will not be personally liable for monetary damages for breach of fiduciary duty as directors, unless such breach involved intentional misconduct, fraud or a knowing violation of law.

Certain Relationships and Related Transactions

       Once the spin-off distribution is effected, the Shelton Voting Trust will hold 5,303,625 shares of our issued and outstanding common stock, representing 53.1% and Mr. Walker will beneficially control 6,867,041 shares of our issued and outstanding common stock, representing 68.7%. Of the shares controlled by Mr. Walker, 5,303,625 are controlled by virtue of his position as sole trustee of the Shelton Voting Trust. Thus, both the Shelton Voting Trust and Mr. Walker may be deemed "parents" as defined under the rules and regulations promulgated under the Securities Act.

       All of our officers and directors may be deemed "promoters" as defined under the rules and regulations promulgated under the Securities Act.

       In January  2003, the Company issued 800,000 shares of common stock to each of Bryan Walker and
Richard C. Smith for the cancellation of shareholder debt owed to each in the amount of $200,000.  In July
2002, 194,560 shares were issued to Regal Operating Company in exchange for the cancellation of debt equal to $48,640.  Regal Operating Company later transferred its shares to Gray Production Trust.  All of the shares issued in 2003 and 2002 were transferred to voting trusts, of which Bryan Walker is the sole trustee.  Under the terms of the trust agreements, the trusts will hold and vote the shares until this Registration Statement becomes effective, at which time the shares will be distributed to their original owners.  As trustee, Mr. Walker has the discretion to distribute the shares at an earlier time, if he so chooses.
       Certain executive officers, directors and controlling shareholders of the Company, including Messrs. Bryan
L. Walker and Richard C. Smith and Ms. Laura N. Walker, have made cash advances on open account to the
Company during the period from July 1, 2002, through June 30, 2003, and continuing to date.  In addition, the
Company assumed as of January 1, 2002, certain obligations or debts due certain shareholders of Basic
Technologies, Inc.  These open account payments and advances have been classified as long-term debt in the
Company's financial statements.  Unreimbursed expenses due to officers and shareholders are classified along with loan advances as long-term debt.  As of March 31, 2004, we owe Bryan Walker $124,218 and Richard
Smith $144,079.  Effective July 1, 2004, interest will accrue on unpaid advances and expenses from officers/shareholders at the rate of 6% per annum.  Repayment of debt has been deferred until the Company's cash flow provides sufficient funds.  During the current fiscal period there have been no repayments to officers/shareholders.

Principal Stockholders

       To our knowledge, the following table sets forth, as of March 31, 2004, information regarding the ownership of our common stock by:

*	persons who own more than 5% of our common stock;
*	each of our directors and each of our executive officers; and
*	all directors and executive officers as a group.

The table sets forth stock our actual stock ownership as of March 31, 2004, and our stock ownership assuming the completion of the spin-off of our shares to the SkyLynx shareholders. Each person has sole voting and investment power with respect to the shares shown, except as noted.

	Amount and Nature of Beneficial Ownership
Name and Address	Before Spin-off		After Spin-off
of Beneficial Owner(1)	Number	Percent(2)	Number	Percent(2)
Bryan L. Walker	9,992,916(3)		6,867,041(4)
Laura N. Walker	0		6,067,041(5)
Spin-off Trust	8,198,356		0
Richard C. Smith	800,000		1,183,690
Derek T. Smith 14608 Lakecrest Drive Lewisville, Texas 75067			48,983
Shelton Voting Trust	0		5,305,625
All Officers and Directors as a Group (4 persons)	9,992,916		8,099,714

_______________________

(1)  Unless otherwise noted, the applicable address is as follows: 1026 West Main Street, Suite 104, Lewisville, Texas 75067.

(2)  Percentages calculated based upon 9,992,916 shares issued and outstanding.

(3)  Bryan L. Walker is our President, Chief Executive Officer and Chairman of the Board. Includes 8,198,356 shares of common stock held by Mr. Walker as trustee for the distribution of the spin-off shares to the SkyLynx shareholders as of February 8, 2001 and 1,794,560 shares of common stock held by Mr. Walker as trustee for two voting trusts.

(4)  Includes 5,305,625 shares held by the Shelton Voting Trust, of which Mr. Walker is the sole trustee.

(5)  Beneficial ownership is based on Mrs. Walker's relationship with Mr. Walker.

       Under SEC Rules, we include in the number of shares owned by each person the number of shares issuable under outstanding options if those options are exercisable within 60 days of the date of this prospectus. We calculate the ownership of each person who owns exercisable options by adding (i) the number of exercisable options for that person only to (ii) the number of total shares outstanding and dividing that result into (iii) the total number of shares and exercisable options owned by that person.

Federal Income Tax Considerations

General

       The following discusses U.S. federal income tax consequences of the spin-off transactions to SkyLynx stockholders who hold SkyLynx common stock as a capital asset. The discussion which follows is based on the Internal Revenue Code, Treasury Regulations issued under the Internal Revenue Code, and judicial and administrative interpretations of the Code, all as in effect as of the date of this Prospectus, all of which are subject to change at any time, possibly with retroactive effect. This summary is not intended as a complete description of all tax consequences of the spin-off, and in particular may not address U.S. federal income tax considerations applicable to SkyLynx stockholders who are subject to special treatment under U.S. federal income tax law. Stockholders subject to special treatment include, for example:
*

foreign persons (for income tax purposes, a non-U.S. person is a person who is not a citizen or a resident of the United States, or an alien individual who is a lawful permanent resident of the United States, or meets the substantial presence residency test under the federal income tax laws, or a corporation, partnership or other entity that is not organized in or under the laws of the United States or any state thereof or the District of Columbia),

*	financial institutions,
*	dealers in securities,
*	traders in securities who elect to apply a market-to-market method of accounting,
*	insurance companies,
*	tax-exempt entities,
*	holders who acquire their shares pursuant to the exercise of employee stock options or other compensatory rights, and
*	holders who hold SkyLynx common stock as part of a hedge, straddle, conversion or constructive sale.

Further, no information is provided in this Prospectus with respect to the tax consequences of the spin-off under applicable foreign or state or local laws.

       SkyLynx stockholders are urged to consult with their tax advisors regarding the tax consequences of the spin-off to them, as applicable, including the effects of U.S. federal, state, local, foreign and other tax laws.

       We believe that the distribution will not qualify as a tax-free distribution because we do not believe it meets the requirements of Section 355 of the Code.

       Based upon the assumption that the spin-off fails to qualify as a tax-free distribution under Section 355 of the Code, then each SkyLynx stockholder receiving our shares of common stock in the spin-off generally would be treated as if such stockholder received a taxable distribution in an amount equal to the fair market value of our common stock when received. This would result in:
*	a dividend to the extent paid out of SkyLynx's current and accumulated earnings and profits at the end of the year in which the spin-off occurs; then
*

a reduction in your basis in SkyLynx common stock to the extent that the fair market value of our common stock received in the spin-off exceeds your share of the dividend portion of the distribution referenced above; and then

*	gain from the sale or exchange of SkyLynx common stock to the extent the amount received exceeds the sum of the portion taxed as a dividend and the portion treated as a reduction in basis.
*

each shareholder's basis in our common stock will be equal to the fair market value of such stock at the time of the spin-off. If a public trading market for our common stock develops, we believe that the fair market value of the shares will be equal to the public trading price of the shares on the distribution date. However, if a public trading market for our shares does not exist on the distribution date, other criteria will be used to determine fair market value, including such factors as recent transactions in our shares, our net book value and other recognized criteria of value.

       Following completion of the distribution, information with respect to the allocation of tax basis among SkyLynx and our common stock will be made available to the holders of SkyLynx common stock.

       The distribution of our common shares in the spin-off will be treated by SkyLynx in the same manner as any other distribution of cash or property that SkyLynx may make. SkyLynx will recognize gain from the distribution of our common shares equal to the excess, if any, of the fair market value of our common shares that SkyLynx distributes, over SkyLynx tax basis in those shares.

Back-up Withholding Requirements

       U.S. information reporting requirements and back-up withholding may apply with respect to dividends paid on and the proceeds from the taxable sale, exchange or other disposition of our common stock unless the stockholder:
*	is a corporation or comes within certain other exempt categories and, when required, demonstrates these facts; or
*

provides a correct taxpayer identification number, certifies that there has been no loss of exemption from back-up withholding and otherwise complies with applicable requirements of the back-up withholding rules.

       A stockholder who does not supply SkyLynx with his, her or its correct taxpayer identification number may be subject to penalties imposed by the I.R.S. Any amount withheld under these rules will be creditable against the stockholder's federal income tax liability. Stockholders should consult their tax advisors as to their qualification for exemption from back-up withholding and the procedure for obtaining such exemption. If information reporting requirements apply to the stockholder, the amount of dividends paid with respect to the stockholder's shares will be reported annually to the I.R.S. and to the stockholder.

Federal Securities Laws Consequences

       Founders common stock distributed to SkyLynx stockholders in the spin-off will be freely transferable under the Securities Act, except for securities received by persons who may be deemed to be affiliates of Founders under Securities Act rules. Persons who may be deemed to be affiliates of Founders after the spin-off generally include individuals or entities that control, are controlled by or are under common control with Founders, such as our directors and executive officers. Persons who are affiliates of Founders generally will be permitted to sell their shares of Founders common stock received in the spin-off only pursuant to Rule 144 under the Securities Act. However, because the shares received in the spin-off are not restricted securities, the holding period requirement of Rule 144 will not apply. As a result, Founders common stock received by Founders affiliates pursuant to the spin-off may be sold if certain provisions of Rule 144 under the Securities Act are complied with (e.g., the amount sold within a three-month period does not exceed the greater of one percent of the outstanding Founders common stock or the average weekly trading volume for Founders common stock during the preceding four-week period, and the securities are sold in "broker's transactions" and in compliance with certain notice provisions under Rule 144).

Description of Securities

       We are authorized to issue up to 100,000,000 shares of $0.001 par value common stock and 50,000,000 shares of $0.001 par value preferred stock. As of March 31, 2004, 9,992,916 shares of Common Stock and no shares of preferred stock were issued and outstanding. Before the spin-off, we will have a total of 3 stockholders of record. Following the spin-off, we believe that there will be approximately 182 stockholders of record, based upon the number of record holders of SkyLynx common shares as of the record date. All of our common shares distributed in the spin-off will be duly authorized, fully paid and nonassessable.

Common Stock

       Our authorized common stock consists of 100,000,000 shares of Common Stock

       Each holder of common stock is entitled to one vote for each share held of record. There is no right to cumulative voting of shares for the election of directors. The shares of Common Stock are not entitled to pre-emptive rights and are not subject to redemption or assessment. Each share of Common Stock is entitled to share ratably in distributions to stockholders and to receive ratably such dividends as may be declared by our Board of Directors out of funds legally available therefor. Upon our liquidation, dissolution or winding up, the holders of Common Stock are entitled to receive, pro-rata, our assets which are legally available for distribution to stockholders. The issued and outstanding shares of common stock are validly issued, fully paid and non-assessable.

Preferred Stock

       We are authorized to issue up to 50,000,000 shares of $0.001 par value preferred stock. Our preferred stock can be issued in one or more series as may be determined from time-to-time by our Board of Directors. In establishing a series our Board of Directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series, and the preferences, rights and restrictions thereof. All shares of any one series shall be alike in every particular. Our Board of Directors has the authority, without stockholder approval, to fix the rights, preferences, privileges and restrictions of any series of preferred stock including, without limitation:

*	the rate of distribution,
*	the price at and the terms and conditions on which shares shall be redeemed,
*	the amount payable upon shares for distributions of any kind,
*	sinking fund provisions for the redemption of shares,
*	the terms and conditions on which shares may be converted if the shares of any series are issued with the privilege of conversion, and
*	voting rights except as limited by law.

       Although we currently do not have any plans to issue shares of preferred stock or to designate any series of preferred stock, there can be no assurance that we will not do so in the future. As a result, we could authorize the issuance of a series of preferred stock which would grant to holders preferred rights to our assets upon liquidation, the right to receive dividend coupons before dividends would be declared to common stockholders, and the right to the redemption of such shares, together with a premium, prior to the redemption to common stock. Our common stockholders have no redemption rights. In addition, our Board could issue large blocks of voting stock to fend off unwanted tender offers or hostile takeovers without further stockholder approval.

Transfer Agent, Warrant Agent and Registrar

       The transfer agent and registrar for our common stock is Corporate Stock Transfer, Inc., Denver, Colorado.

Reports to Stockholders

       We intend to furnish annual reports to stockholders which will include audited financial statements reported on by our independent certified public accountants. In addition, we will issue unaudited quarterly or other interim reports to stockholders as we deem appropriate.

Legal Matters

       The validity of the issuance of the shares we are offering will be passed upon for us by Clifford L. Neuman, P.C, Boulder, Colorado.

Experts

       The consolidated financial statements of Founders as of and for the years ended June 30, 2003 and 2002 included herein and elsewhere in the Registration Statement have been audited by David S. Hall, P.C., independent certified public accountants, to the extent set forth in their report appearing herein and elsewhere in the Registration Statement. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

Where You Can Find More Information

       You may read and copy any document we file at the Commission's Public Reference Rooms in Washington, D.C. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Rooms. You can also obtain copies of our Commission filings by going to the Commission's website at http://www.sec.gov.

       We have filed with the Commission a Registration Statement on Form SB-2 to register the shares of our common stock to be distributed in the Spin-Off. This prospectus is part of that Registration Statement and, as permitted by the Commission's rules, does not contain all of the information set forth in the Registration Statement. For further information about us or our common stock, you may refer to the Registration Statement and to the exhibits filed as part of the Registration Statement.

       We are not currently subject to the informational filing requirements of the Exchange Act. However, as a result of this offering, we will become subject to these requirements and will file periodic reports, including annual reports containing audited financial statements, reports containing unaudited interim financial statements, quarterly and special reports, proxy statements and other information with the Commission. We will provide without charge to each person who receives this prospectus copies of our reports and other information which we file with the Commission. Your request for this information should be directed to our President and Chief Financial Officer, Bryan L. Walker, at our corporate office in Lewisville, Texas. You can also review this information at the public reference rooms of the Commission and on the Commission's website as described above.

FOUNDERS INDUSTRIES, INC. Consolidated Balance Sheets March 31, 2004 and 2003
	March 31,	March 31,
	2004	2003
ASSETS

CURRENT ASSETS
Accounts Receivable	$ 16,504	6,843
Inventories	10,032	8,703
TOTAL CURRENT ASSETS	26,536	15,546

FIXED ASSETS
Equipment	120,453	120,487
Land and Buildings	9,974	9,974
Less: Accumulated Depreciation	(59,156)	(49,144)

TOTAL FIXED ASSETS	71,271	81,317

OTHER ASSETS
Certificate of Deposit	124,809	120,938
Note Receivable	2,115	3,053
Proved Developed Oil Reserves	3,733,297	3,735,000
Capitalized Loan Fees	0	10,693
Deferred Tax Asset	132,952	84,976
TOTAL OTHER ASSETS	3,993,173	3,954,660
TOTAL ASSETS	$ 4,090,980	$ 4,051,523

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Cash Deficit	$ 1,688	$ 1,416
Short Term Notes Payable	486,207	481,147
Accounts Payable	67,877	80,853
Accrued Taxes and Interest Payable	144,850	31,610
Current Portion of Long Term Debt	70,485	33,728
TOTAL CURRENT LIABILITIES	771,107	628,754
LONG TERM LIABILITIES
Accrued Interest Payable	5,071	72,118
Deferred Tax Liability	1,218,894	1,218,894
Payables-Shareholders	268,297	138,616
Long Term Notes and Obligations	263,671	297,492
Less: Current Maturities	(70,485)	(33,728)
TOTAL LONG TERM LIABILITIES	1,685,448	1,693,392

STOCKHOLDERS' EQUITY
Common Stock, $.001 par value, 150,000,000 shares
authorized, and 9,992,916 shares and 9,992,916 shares,
respectively, issued and outstanding	9,993	9,993
Preferred Stock, $.001 par value, 50,000,000 shares
authorized and no shares issued and outstanding	0	0
Paid in Capital	1,753,497	1,788,287
Stock Subscriptions	41,250	0
Retained Earnings (Deficit) after June 30, 2002	(170,315)	(68,903)
	1,634,425	1,729,377
$	$ 4,090,980	$ 4,051,523

The accompanying notes are an integral part of these financial statements.
FOUNDERS INDUSTRIES, INC. Consolidated Statements of Income For the Nine Months Ended March 31, 2004 and 2003
	March 31,	March 31,
	2004	2003
REVENUES	$ 26,010	$ 1,660
COST OF SALES	(4,198)	0
GROSS PROFIT ON SALES	21,812	1,660
OPERATING EXPENSES
Selling, General and Administrative Expenses	62,460	45,616
Interest	63,976	64,912
Depreciation	9,556	10,023
TOTAL OPERATING EXPENSES	137,695	120,551
NET (LOSS) FROM OPERATIONS	$ (115,883)	$ (118,891)

OTHER INCOME
Gain - Asset Disposition	349	9,559
Gain - Debt Settlement	3,926	0
Interest Income	3,046	4,933
TOTAL OTHER INCOME	7,321	14,492

NET (LOSS) BEFORE TAXES	(108,562)	(104,399)

DEFERRED TAX BENEFIT	$ 36,911	$ 35,496

NET INCOME (LOSS)	(71,651)	(68,903)

Beginning Retained Earnings (Deficit)	(98,664)	(1,487,542)
Effect of Subsidiary Transfer & Deconsolidation	0	(314,874)
Net Effect of Quasi - reorganization	0	1,802,416
ENDING RETAINED EARNINGS (DEFICIT)	$ (170,315)	$ (68,903)

EARNINGS PER SHARE
Income (Loss) for Common Stockholders	$ (0.01)	$ (0.01)

The accompanying notes are an integral part of these financial statements.
FOUNDERS INDUSTRIES, INC. Consolidated Statements of Cash Flows For the Nine Months Ended March 31, 2004 and 2003
	March 31,	March 31,
	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (Loss)	$ (71,651)	$ (68,903)
Adjustments to reconcile net income (loss) to net cash
provided (used) by operating activities:

Depreciation and Depletion	11,259	10,023
Interest Income Added to Certificate of Deposit	(2,889)	(4,933)
(Gain) - Asset Sale	(349)	(9,559)
(Gain) - Debt Settlement	(3,926)	0
(Increase) Decrease in Accounts Receivable	(7,801)	13,582
Decrease in Inventories	300	(2,828)
(Increase) in Deferred Tax Asset (Net)	(36,911)	(35,496)
Decrease in Capitalized Loan Fees	4,417	18,849
Increase (Decrease) in Accounts Payable / Accrued Liabilities	48,515	10,432
NET CASH (USED) BY
OPERATING ACTIVITIES	(59,036)	(68,833)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Fixed Assets	3,000
Customer Advances	500	0
Proceeds - Sale of Fixed Assets	500	0
Collections on Note Receivable	938	31
Effect of Sale / Deconsolidation of Subsidiaries	0	67,090
NET CASH PROVIDED (USED) BY
INVESTING ACTIVITIES	(1,062)	67,121
CASH FLOWS FROM FINANCING ACTIVITIES
Principal Payments on Promissory Notes	(2,020)	(8,172)
Proceeds of Shareholder Loans	62,361	5,542
NET CASH PROVIDED (USED) BY
FINANCING ACTIVITIES	60,341	(2,630)
NET INCREASE
(DECREASE) IN CASH	243	(4,342)
CASH AT BEGINNING OF YEAR	(1,931)	2,926
CASH (DEFICIT) AT END OF PERIOD	$ (1,688)	$ (1,416)
SUPPLEMENTAL DISCLOSURES TO STATEMENTS OF CASH FLOWS
Noncash investing and financing transactions:

- Sale of Fixed Assets
Assumption of Liabilities	$ 0	$30,107
Note Receivable - Purchaser	$ 0	3,084
Total Sales Price	$ 0	33,191

- Debt cancellation in exchange
for issuance of stock	$ 0	$ $ 448,640

Cash Paid for Interest	$ 17,035	$ 14,978

The accompanying notes are an integral part of these financial statements.
FOUNDERS INDUSTRIES, INC. Consolidated Statements of Stockholders' Equity For the Nine Months Ended March 31, 2004 and 2003
	March 31,	March 31,
	2004	2003
COMMON STOCK
Balance at Beginning of Year	$ 9,993	$ 8,198
Issuance of Common Stock in Exchange for Debt Repayment
(Sale of 0 shares, and 1,794,560 shares, respectively)	0	1,795

Balance at End of Period	$ 9,993	$ 9,993

ADDITIONAL PAID IN CAPITAL
Balance at Beginning of Year	$1,794,747	$3,143,858
Proceeds or Market Value in Excess of Par Value of Common Stock
Issued for Expenses, Debt Repayment and Stock Sold	0	446,845
Net effect of Quasi Reorganization	0	(1,802,416)
Correction of Balance at Spin-off From Prior Parent for
Stock Subscriptions Covenant	(41,250)	0

Balance at End of Year	$1,753,497	$ 1,788,287

STOCK SUBSCRIPTIONS
Balance at Beginning of Year	$ 0	$ 0
Correction for Assumption of Prior Parent's Covenant to
Issue 41,250 shares of Common Stock to Debtholders	41,250	0

Balance at End of Year	$ 41,250	$ 0

RETAINED EARNINGS (DEFICIT)
Balance at Beginning of Year	$ (98,664)	$ (1,487,542)
Effect of Subsidiary Transfer & Deconsolidation	0	(314,874)
Effect of Quasi-reorganization	0	1,802,416
Net Loss	(71,651)	(68,903)
Balance at End of Year	$ (170,315)	$ (68,903)
TOTAL STOCKHOLDERS' EQUITY	$ 1,634,425	$ 1,729,377

The accompanying notes are an integral part of these financial statements.

FOUNDERS INDUSTRIES, INC.
Notes to the Financial Statements
March 31, 2004 and 2003

NOTE 1 - NATURE OF ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Activities, History and Organization:

Founders Industries, Inc. (Founders), a corporation, was formed on December 31, 2001 by the Board of Directors and Shareholders of Basic Technologies, Inc. (Basic) (Predecessor). The purpose of creating the Company was to effect a tax-free reorganization pursuant to the provisions of Sections 351, 355 and 368 of the Internal Revenue Code of 1986, as amended, and to transfer all of the assets and liabilities and operations of Basic and its subsidiary companies to Founders solely in exchange for Founders' stock. The Company issued 8,198,356 shares (first certificate) of its $.001 par value stock to Basic. In February, 2002, Basic transferred a second certificate representing the 8,198,356 shares of Founders' $.001 par value Common Stock (the "Spin-Off Shares") to Basic's shareholders in trust as a prorata dividend, such shares to be "restricted securities" under the Securities Act of 1933, as amended. Due to this distribution of shares, the original certificate was cancelled.

The Company is engaged in the operations of service and recovery of oil and gas properties in Texas, and the development of oil and gas ventures and related interests, with its corporate headquarters located in Lewisville, Texas. The Company incorporated in the state of Nevada on December 31, 2001 and its fiscal year end is June 30.

Significant Accounting Policies:

Accrual Basis:

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with generally accepted accounting principles.

Consolidation:

The Company was formed as a parent holding company to operate through subsidiaries. The financial statements consolidate the activities of the parent along with:

Nature of Activities, History and Organization:

Founders Industries, Inc. (Founders), a corporation, was formed on December 31, 2001 by the Board of Directors and Shareholders of Basic Technologies, Inc. (Basic) (Predecessor). The purpose of creating the Company was to effect a tax-free reorganization pursuant to the provisions of Sections 351, 355 and 368 of the Internal Revenue Code of 1986, as amended, and to transfer all of the assets and liabilities and operations of Basic and its subsidiary companies to Founders solely in exchange for Founders' stock. The Company issued 8,198,356 shares (first certificate) of its $.001 par value stock to Basic. In February, 2002, Basic transferred a second certificate representing the 8,198,356 shares of Founders' $.001 par value Common Stock (the "Spin-Off Shares") to Basic's shareholders in trust as a prorata dividend, such shares to be "restricted securities" under the Securities Act of 1933, as amended. Due to this distribution of shares, the original certificate was cancelled.

The Company is engaged in the operations of service and recovery of oil and gas properties in Texas, and the development of oil and gas ventures and related interests, with its corporate headquarters located in Lewisville, Texas. The Company incorporated in the state of Nevada on December 31, 2001 and its fiscal year end is June 30.

Significant Accounting Policies:

Accrual Basis:

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with generally accepted accounting principles.

Consolidation:

The Company was formed as a parent holding company to operate through subsidiaries. The financial statements consolidate the activities of the parent along with:
*	Yankee Development Corp., a Texas corporation
*	Oilfieldjunk.com, LLC, a Texas limited liability company
*	Twin Oaks Construction Company, LLC., a Texas limited liability company

All significant intercompany transactions and balances have been eliminated.

Cash:

For purposes of the Statement of Cash Flows, the Company considers all short term securities purchased with a maturity of three months or less to be cash equivalents. There are no restrictions on any balances.

Accounts Receivable:

There are no significant concentrations of credit risk, and no allowance is made for bad debts.

Inventories:

Inventories are shown at cost, using the first-in, first-out method. In addition to direct purchases, inventory is acquired through the performance of services (See note about revenues).

Fixed Assets:

In prior years, these assets are carried at acquisition cost. Depreciation is provided using the straight-line method over the estimated economic lives of the assets, which range from 40 years for buildings to 3 to 15 years for all other assets.

In prior years, the Company rebuilt and upgraded certain acquired used operating equipment before placing the equipment in service. All upgrade costs, including related payroll costs, were capitalized.

Income Taxes:

Income from the corporation is taxed at regular corporate rates per the Internal Revenue Code. There are no provisions for current taxes due to net available operating losses.

Deferred Tax Liability:

The Company, through its prior parent company, had made an acquisition of a wholly-owned subsidiary and utilized the "purchase" method of accounting. This method requires the acquisition to be accounted for at the fair value of the assets received or given up, whichever is more readily determinable. Further, this transaction caused a deferred tax liability to be booked, due to the difference between the book basis and tax basis of the assets received.

Common Stock:

The Company's common stock is stated at par value ($.001) and the paid in capital represents the difference between the fair value of the assets received and the common stock at par value. There are no other commitments or provisions for stock compensation, redemption requirements or unusual voting rights. Certain debt has the option to be converted to common stock at $1.00 per share, but exercise of these provisions is not anticipated until the stock is registered for trading and is trading above the conversion price.

Stock Subscriptions:

Stock subscriptions for 41,250 shares of restricted common stock have been recorded on the books of the Company. The shares will be issued before the end of the fiscal year. The Company's prior parent had agreed to issue the shares to certain debtholders as a $41,250 loan fee. The parent and the Company have expensed the fees. After the Company was spun off from the parent, there was uncertainty as to whether the parent retained this obligation. Since the Company became liable for the underlying debts in the spin-off, it has now been determined that the Company will issue its shares. Accordingly, additional paid in capital recorded through the spin-off has been determined to have been overstated by $41,250. Corrections have been made in the current fiscal year.

Retained Earnings:

At the beginning of the prior fiscal year the deficit retained earnings of the Company were adjusted to zero in a quasi-reorganization. See Note 13.

Revenues:

Services: The Company provides lease operating and support services to oil and gas operators in Texas.

Sales: Inventory, whether acquired by purchase or through services, is resold to oil and construction customers.

Oil Production: Oil producing activities are accounted for under the full cost method, wherein properties are divided into cost centers, and all acquisition, exploration and development costs in each cost center are capitalized when incurred.

Capitalized acquisition costs are depleted (amortized) by the units-of-production method as the related reserves are produced, based upon the total estimated proved reserves.

	Nine Months	Nine Months
	Ending	Ending
	March 31, 2004	March 31, 2003
Gross Oil Revenues	$ 14,901	$ 0
Depletion	$ 1,703	$ 0

Interest:

Interest expensed for the current fiscal period ended March 31, 2004, is $63,976, with $64,912 for the prior fiscal period. No interest has been capitalized.

Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

NOTE 2 - INVESTMENTS IN WHOLLY-OWNED SUBSIDIARIES

The Company acquired certain wholly-owned subsidiaries from its former parent corporation, Basic Technologies, Inc., after being formed at the end of December, 2001. The former parent's entire interest in these companies was acquired in exchange for the issuance of 8,198,356 of its common shares.

The carrying cost of the investment in one (1) corporate subsidiary is the original acquisition cost booked by the former parent company. There are also two (2) wholly-owned limited liability company subsidiaries. The original capital account balances have been adjusted by capital contributions to, and capital distributions from, the limited liability companies.

Yankee Development Corporation, a Texas corporation, was originally acquired by the issuance of the former parent's common stock, in a stock-for-stock transaction. It is in the business of oil and gas development and production in Texas. Its original acquisition cost was based upon the then market price of oil of $15.00 per barrel. The price at the balance sheet date was $32.50 and the current market price of oil is $41.00 per barrel. However, the oil reserves will not be revalued upwards.

Oilfieldjunk.com, LLC, a Texas limited liability company, was formed by the former parent in Texas for oil and gas production services, as well as equipment brokerage.

Twin Oaks Construction Company, LLC, a Texas limited liability company, was formed in April 2003 to provide services as a lease operator, and to provide pipe threading and testing services.

NOTE 3 - EMPLOYEE BENEFITS

There are currently no qualified or non-qualified employee pensions, profit sharing, stock option, or other plans authorized for any class of employees. Group health insurance and limited medical reimbursement is provided to employees.

NOTE 4 - LEASES

In the current fiscal year, there are no operating or finance leases, contingent rentals, subleases or related party leases of equipment. Leases for physical facilities are on a month-to-month basis, with no facilities occupied under long-term leases.

NOTE 5 - COMMITMENTS AND CONTINGENCIES

There are no pending lawsuits or legal disputes at the end of the current fiscal period. Although the Company is in the process of re-negotiating repayment terms on $276,000 in debt payments currently in default, no noteholder has threatened legal action.

NOTE 6 - PROVEN DEVELOPED OIL RESERVES

The Company owns, through a subsidiary, proven developed oil reserves on 2,300 acres in west Texas. Valuation at the time of acquisition was based upon the discounted net present value of net revenues, after development and operating costs. The applied discount rate was

10%, and the oil price used was $15.00 per barrel. The price of oil at the statement date was $32.50 per barrel, and the current price of oil is $41.00 per barrel, but the reserves will not be revalued. Recoverable oil reserves are estimated to be 880,000 barrels. See also Note 2 above.

In December, 2001, the Company purchased, through a subsidiary, additional proven developed oil reserves on 80 acres in west Texas, with a minimum of 8,000 barrels of recoverable reserves, for a note payable of $24,000. The purchase also included the rights to develop an additional production zone in the wells.

NOTE 7 - INCOME TAXES

Starting in 1998, the Company adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS No. 109), which requires the use of the liability method in the computation of income tax expense and the current and deferred income taxes payable. Under SFAS No. 109, income tax expense consists of taxes payable for the year and the changes during the year in deferred assets and liabilities. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases and financial reporting bases of assets and liabilities. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

As there is a net operating loss in the current fiscal year, the Company has calculated a deferred tax benefit as follows:

Cumulative through fiscal June 30, 2003	$ 96,041
Current fiscal year	36,911
Gross deferred tax asset	$ 132,952
Short term allocation	$ 0
Long term allocation	132,952
Total	$ 132,952

The realization of deferred tax benefits is contingent upon future earnings.

The Company has also recorded a deferred tax liability for the acquisition of a subsidiary, accounted for by the purchase method. This liability represents the difference between book bases and tax bases as follows:

                        Yankee Development                             $1,218,894

NOTE 8 - SEGMENT REPORTING

The Company has adopted SFAS No. 131, and uses the Management approach to determine and disclose reportable segment information.

The Company had only one reportable business segment in the current fiscal year and prior period. This segment is based upon these types of activities or services: oil field services & sales, and oil production. All operations are within the United States.

NOTE 9 - EARNINGS PER SHARE

The Company's earnings (loss) per share are computed by dividing the net income (loss) by the weighted average number of common shares outstanding during the period. There are no provisions or contracts that would create dilutive potential common stock.

NOTE 10 - ACCRUALS

Local and federal taxes, as well as interest on notes and other payables have been accrued.

No accrual of vacation time is made, because no employee met eligibility requirements at the statement date.

NOTE 11 - LONG TERM DEBT

Long Term Notes Payable

The Company assumed certain debts of its former parent company, Basic Technologies, Inc. and its subsidiaries, effective with the spin off of the Company. All references to dates of issue of debt prior to December 2001 refer to the original issuance by the predecessor companies.

In March, 1999, the former parent issued $50,000 in notes payable, due in March, 2003 for working capital. These were refinanced in March, 2001, with additional funding. The new notes totaled $52,979, with payoff in March, 2008 Principal and interest accrued at 10% are payable monthly, and the notes are secured by equipment.

In December, 2000, the former parent renewed and extended a short-term note of $100,000 to mature in November, 2003. Accrued interest of 10% was payable at maturity. In October, 2001, the former parent issued a $15,000 promissory note, at 10% interest, both principal and interest maturing in October, 2003, for funds to acquire equipment. In April 2003, the Company refinanced both notes, with the accrued interest, and additional funding of $55,000 was received. The resulting $200,000 promissory note accrued interest at 8%, with interest and principal payable monthly. Maturity of the note is March 2007. Subsequently, upon mutual agreement, principal payments have been deferred for one year.

In December, 2000, the former parent issued a promissory note for $110,298 to acquire a certificate of deposit. The note bears interest of 10%, and both principal and interest are payable at maturity in December, 2003. Renewal and extension is being implemented.

Between July and October 2001, the former parent issued or renewed $275,000 in unsecured promissory notes, all of which mature prior to November 2003. Interest at 12% is payable monthly on $95,000 of this indebtedness, while interest accrues at 12% and is payable at maturity on the remaining $180,000. Negotiations for renewal and extension of maturities are in progress.

The former parent and subsidiaries had issued secured and unsecured promissory notes with varying maturities. In January 2003, this debt, and accrued interest, for a total of $48,640, was canceled in exchange for the issuance of 194,560 shares of restricted common stock, such shares to be held in trust by the trustee of the Founders Spin-off Trust.

There are no restrictive or subordinate covenants other than standard liens. Certain debts have the option to be converted to common stock at a price of $1.00 per share.

Maturities of long term debt are as follows:
Year Ending
June 30	Amount
2004	$ 44,398
2005	65,910
2006	57,610
2007	85,692
2008	9,521
Total	$ 263,671

Short Term Notes Payable

Between November, 1999 and December, 2001, the Company issued short-term promissory notes totaling $409,291 for short-term working capital needs. Interest rates varied from 10% to 12%, payable monthly on some notes, and at maturity on others. Some notes were secured by equipment and contract proceeds. Maturities varied, and renewal and extension provisions were available. Certain short-term notes including some newly issued notes, were converted to long term maturities. The current balance of short-term notes payable includes original long-term notes that are maturing within twelve months.

NOTE 12 - SALES OF SUBSIDIARIES

Effective prior to the beginning of business on July 1, 2002, the Company sold the following wholly-owned subsidiaries: Simpco, Inc; Cybertron, Inc.; P & A Remediation, LLC (Texas); and P & A Remediation, LLC (Oklahoma). Each subsidiary was sold with all owned assets and subject to all liabilities of the subsidiary. There was no additional consideration received by the Company. The net effect was a reduction in consolidated liabilities, and a write-down of the investments in the subsidiaries to zero.

NOTE 13 - QUASI-REORGANIZATION

Effective prior to the beginning of business on July 1, 2002, the Company elected to restate its balance sheet through a quasi-reorganization. This was approved by the trustee of the shareholders trust, which holds and votes 100% of the outstanding shares of the company, as well as by creditors holding 68% of the Company's liabilities. There was no formal reorganization under the Bankruptcy Code. Certain assets, including the acquisition goodwill of Cyertron, Inc., were written down to market value in the prior fiscal year, and certain subsidiaries were disposed of (See Note 6). $123,603 in notes receivable from a prior subsidiary were written down to zero. Although there could have been a write-up of the value of the Company's proven oil reserves, the Company chose not to do so. Paid in capital was reduced by $1,795,956 to reduce the July 1, 2002 deficit in retained earnings to zero. The balance sheet will reflect the date of the quasi-reorganization for ten years.

NOTE 14 - RELATED PARTY TRANSACTIONS

Open account cash advances and repayments have been made by and to various shareholders. As of the financial statement date, no promissory notes, interest rates or repayment schedules have been set. Effective July 1, 2004, interest will begin accruing at the rate of 6% per annum. The balances are classified as long term obligations. In January 2003, $400,000 in debts to shareholders were cancelled in exchange for the issuance of 1,600,000 restricted shares of Company common stock with such shares held in a voting trust.

NOTE 15 - COMPREHENSIVE INCOME

The Company had no elements of comprehensive income during the current or prior fiscal period.

NOTE 16 - SUBSEQUENT EVENTS

The Company is planning to file a registration statement with the SEC during the current year. In May, 2004, the Company contracted to sell its land and buildings in Young County, Texas for $25,000.

NOTE 17 - GOING CONCERN

The Company and its subsidiaries have incurred losses in each of its years of existence and have been dependent on outside financing in order to meet current operational needs. The Company has divested itself of subsidiary companies that have contributed to its losses. The Company's viability will continue to hinge on its ability to obtain outside financing for the near term, as well as increasing revenues. At the financial statement date, while renegotiations for repayment extensions were underway, the Company was in default on payment terms of promissory notes totaling $276,000.

FOUNDERS INDUSTRIES, INC.
Consolidated Balance Sheets
June 30, 2003 and 2002
	June 30	June 30
	2003	2002
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$ 0	$ 2,926
Accounts Receivable-Net	8,703	20,425
Inventories	10,332	5,875
TOTAL CURRENT ASSETS	19,035	29,226
FIXED ASSETS
Equipment	120,487	422,961
Land and Buildings	9,974	9,974
Less: Accumulated Depreciation	(52,483)	(133,942)
TOTAL FIXED ASSETS	77,978	298,993
OTHER ASSETS
Certificate of Deposit	121,919	116,039
Note Receivable	3,053	0
Proved Developed Oil Reserves	3,735,000	3,735,000
Capitalized Loan Fees	4,417	29,542
Deferred Tax Asset	96,041	766,309
TOTAL OTHER ASSETS	3,960,430	4,646,890
TOTAL ASSETS	$ 4,057,443	$ 4,975,109

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Cash Deficit	$ 1,931	$ 0
Short Term Notes Payable	483,707	179,504
Accounts Payable	69,632	277,915
Accrued Taxes and Interest Payable	89,225	201,447
Current Portion of Long Term Debt	48,957	185,442
TOTAL CURRENT LIABILITIES	693,452	844,308
LONG TERM LIABILITIES
Accrued Interest Payable	10,426	59,427
Deferred Tax Liability	1,218,894	1,218,894
Payables-Shareholders	209,862	606,392
Capital Lease Payable	0	32,871
Long Term Notes and Obligations	267,690	734,145
Less: Current Maturities	(48,957)	(185,442)
TOTAL LONG TERM LIABILITIES	1,657,915	2,466,287
STOCKHOLDERS' EQUITY
Common Stock, $.001 par value, 150,000,000 shares
authorized and 9,992,916 shares and 8,198,356 shares ($.00001), respectively, issued and outstanding	9,993	8,198
Preferred Stock, $.001 par value, 50,000,000 shares
authorized and no shares issued and outstanding	0	0
Paid in Capital	1,794,747	3,143,858
Retained Earnings (Deficit) After June 30, 2002	(98,664)	(1,487,542)
TOTAL STOCKHOLDERS' EQUITY	1,706,076	1,664,514
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 4,057,443	$ 4,975,109

The accompanying notes are an integral part of these financial statements.
FOUNDERS INDUSTRIES, INC.
Consolidated Statements of Income
For the Fiscal Years Ended June 30, 2003 and 2002
	June 30	June 30
	2003	2002
REVENUES	$ 12,199	$ 301,080

OPERATING EXPENSES
Selling, General and Administrative Expenses	72,896	554,550
Interest	97,365	74,343
Amortization	0	17,046
Depreciation	13,362	47,265
Bad Debt Expense	0	30,186

TOTAL OPERATING EXPENSES	183,623	723,390

NET INCOME (LOSS) FROM OPERATIONS	$ (171,424)	$ (422,310)
OTHER INCOME (EXPENSE)
Gain - Debt Settlement	9,291	5,061
Gain (Loss) - Asset Disposition	10,559	(1,018)
Gain (Loss) - Lawsuit Settlement	0	18,160
Interest Income	6,349	1,538
TOTAL OTHER INCOME (EXPENSE)	26,199	23,741
UNUSUAL INCOME (EXPENSE)
Write Down of Goodwill for Cyber Cities Subsidiary	0	(590,821)
TOTAL UNUSUAL INCOME (EXPENSE)	0	(590,821)
NET INCOME (LOSS) BEFORE TAXES	(145,225)	(989,390)
DEFERRED TAX BENEFIT	$ 46,561	$ 398,148
NET INCOME (LOSS)	(98,664)	(591,242)
Beginning Retained Earnings (Deficit)	(1,487,542)	(2,361,339)
Effect of Spin off from Basic Technologies, Inc.	0	1,465,039
Effect of Subsidiary Transfer & Deconsolidation	(314,874)	0
Net Effect of Quasi-reorganization	1,802,416	0
ENDING RETAINED EARNINGS (DEFICIT)	$ (98,664)	(1,487,542)
EARNINGS PER SHARE
Income (Loss) for Common Stockholders	$ (0.01)	$ (0.01)

 The accompanying notes are an integral part of these financial statements.
FOUNDERS INDUSTRIES, INC.
Consolidated Statements of Stockholders' Equity
For the Fiscal Years Ended June 30, 2003 and 2002
	June 30	June 30
	2003	2002
COMMON STOCK
Balance at Beginning of Year	$ 8,198	$ 78
Issuance of Common Stock for
Acquisition of Parent Company Subsidiaries (Sale of 8,198,356
shares and 0 shares, respectively)	0	8,198
Issuance of Common Stock for
Acquisition of Wholly Owned Subsidiary (Sale of 97,255
shares and 97,232 shares, respectively)	0	1
Effect of Spin Off of Parent Company	0	(79)
Issuance of Common Stock in Exchange for Debt Repayment
(Sale of 1,794,560 shares and 0 shares, respectively)	1,795	0
Balance at End of Year	$ 9,993	8,198
STOCK SUBSCRIPTIONS
Balance at Beginning of Year	$0	500
Subscriptions Received	0	94,109
Stock Issued	0	(51,702)
Effect of Spin Off of Parent Company	0	(42,907)
Balance at End of Year	$0	0
ADDITIONAL PAID IN CAPITAL
Balance at Beginning of Year	$ 3,143,858	$ 5,258,105
Proceeds or Market Value in Excess of Par Value of Common Stock
Issued for Expenses, Debt Repayment and Stock Sold	446,845	56,951
Debt Contributed to Capital by Shareholder	6,460	0
Issuance of New Shares	0	3,143,858
Effect of Spin Off of Parent Company	0	(5,315,056)
Net Effect of Quasi Reorganization	(1,802,416)	0
Balance at End of Year	$ 1,794,747	$ 3,143,858
TREASURY STOCK
Balance at Beginning of Year	$ 0	$ (768,150)
Effect of Spin Off of Parent Company	0	768,150
Balance at End of Year	$ 0	0
RETAINED EARNINGS (DEFICIT)
Balance at Beginning of Year	$ (1,487,542)	(2,361,339)
Effect of Spin Off of Parent Company	0	1,465,039
Effect of Subsidiary Transfer & Deconsolidation	(314,874)	0
Effect of Quasi Reorganization	1,802,416	0
Net Loss	(98,664)	(591,242)
Balance at End of Year	$ (98,664)	$ (1,487,542)
TOTAL STOCKHOLDERS' EQUITY	$ 1,706,076	$ 1,664,514

The accompanying notes are an integral part of these financial statements.

FOUNDERS INDUSTRIES, INC.
Consolidated Statements of Cash Flows
For the Fiscal Years Ended June 30, 2003 and 2002
	June 30	June 30
	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (Loss)	$ 98,664)	$ (591,242)
Adjustments to reconcile net income (loss) to net cash
provided (used) by operating activities:
Depreciation and Amortization	13,362	64,311
Interest Income Added to Certificate of Deposit	(5,880)	0
(Gain) Loss - Asset Sale/Lawsuit Settlement	(19,850)	(22,203)
(Increase) Decrease in Accounts Receivable	(4,503)	12,909
(Increase) Decrease in Inventories	(4,457)	40,349
(Increase) in Deferred Tax Asset (Net)	(46,561)	(398,148)
Decrease in Capitalized Loan Fees	25,125	0
Loss on Write Down of Assets	0	590,821
Increase in Accounts Payable and Accrued Liabilities	8,626	161,955
(Decrease) in Deposits	0	(760)
Increase in Bad Debt Reserve	0	30,186
NET CASH (USED) BY
OPERATING ACTIVITIES	(132,802)	(111,822)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Fixed Assets	0	(14,938)
Customer Advances	(4,615)	0
Purchase of Proved Oil Reserves	0	(24,000)
(Increase) in Long Term Assets	0	(31,910)
Proceeds - Sale of Fixed Assets	0	15,000
Collections on Notes Receivable	2,481	0
Effect of Spin Off from Parent Company	0	(26,856)
Effect of Sale/Deconsolidation of Subsidiaries	67,090	0
NET CASH PROVIDED (USED) BY
INVESTING ACTIVITIES	64,956	(82,704)
CASH FLOWS FROM FINANCING ACTIVITIES
Principal Payments on Bank and Other Notes	(10,976)	(21,263)
Proceeds of Notes Payable	55,000	134,681
Proceeds of Shareholder Loans	18,965	73,732
Proceeds of Stock Sale	0	7,620
NET CASH PROVIDED BY
FINANCING ACTIVITIES	62,989	194,770
NET INCREASE (DECREASE) IN CASH	(4,857)	244
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	2,926	2,682
CASH AND CASH EQUIVALENTS (DEFICIT) AT END OF YEAR	$ (1,931)	$ 2,926
SUPPLEMENTAL DISCLOSURES:
Noncash Investing and Financing Transactions:
Sale of Fixed Assets
Assumption of Liabilities	$ 30,107	$0
Notes Receivable-Purchaser	3,084	0
Total Sales Price	$ 33,191	$0
Debt Extinguished by Stock Issuance	$ 448,640	$ 0
Cash Paid for Interest During Fiscal Year	$ 97,365	$ 74,343

The accompanying notes are an integral part of these financial statements.

FOUNDERS INDUSTRIES, INC.
Table of Reportable Segments
For the Period Ended June 30, 2002

	Oil & Gas	Internet &
	Services	E-Business	Eliminations	Consolidated

Sales to Unaffiliated Customers	$ 8,734	$ 292,346	$ 0	$ 301,080
Inter-Segment Sales	0	0	0	0
Total Sales	$ 8,734	$ 292,346	0	301,080
Operating Income (Loss)	$ (130,113)	(239,812)		(369,925)
Corporate Expenses				(52,385)
Total Operating Income (Loss)				(422,310)
Depreciation & Amortization	$ 32,249	31,104	0	63,353
Corporate Expenses				958
Total Depreciation & Amortization				64,311
Interest Revenue (Not Allocated to Segments)				1,538
Interest Expense	$ 34,176	8,342	0	42,518
Corporate Expenses				31,825
Total Interest Expense				74,343
Segment Assets	$ 3,964,048	88,018	(6,361)	4,045,705
General Corporate Assets				929,404
Total Assets				4,975,109

Expenditures for Segment Assets	$ 24,000	$ 311	$ 0	24,311

Expenditures for Segment Fixed Assets	$ 24,000	$ 0	$ 0	24,000
Corporate Assets				$ 24,000

The accompanying notes are an integral part of these financial statements.

FOUNDERS INDUSTRIES, INC.
Notes to the Financial Statements
June 30, 2003 and 2002

NOTE 1 - NATURE OF ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Activities, History and Organization:

Founders Industries, Inc. (Founders), a corporation, was formed on December 31, 2001 by the Board of Directors and Shareholders of Basic Technologies, Inc. (Basic) (Predecessor). The purpose of creating the Company was to effect a tax-free reorganization pursuant to the provisions of Sections 351, 355 and 368 of the Internal Revenue Code of 1986, as amended, and to transfer all of the assets and liabilities and operations of Basic and its subsidiary companies to Founders solely in exchange for Founders' stock. The Company issued 8,198,356 shares (first certificate) of its $.001 par value stock to Basic. In February, 2002, Basic transferred a second certificate representing the 8,198,356 shares of Founders' $.001 par value Common Stock (the "Spin-Off Shares") to Basic's shareholders in trust as a prorata dividend, such shares to be "restricted securities" under the Securities Act of 1933, as amended. Due to this distribution of shares, the original certificate was cancelled.

The Company is engaged in the diversified operations of services and recovery of oil and gas properties in Texas, and the development of oil and gas ventures and related interests, with its corporate headquarters located in Lewisville, Texas. The Company incorporated in the state of Nevada on December 31, 2001 and its fiscal year end is June 30.

Significant Accounting Policies:

Accrual Basis:

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Consolidation:

The Company was formed as a parent holding company to operate through subsidiaries. The financial statements consolidate the activities of the parent along with:

*	Yankee Development Corp., a Texas corporation
*	Oilfieldjunk.com, LLC, a Texas limited liability company
*	Twin Oaks Construction Company, LLC., a Texas limited liability company

During the prior fiscal year, additional subsidiaries were consolidated with the parent and subsequently sold:

*	P & A Remediation, LLC, a Texas limited liability company
*	P & A Remediation, LLC, an Oklahoma limited liability company
*	Simpco, Inc., a Texas corporation
*	Cybertron, Inc. (formerly Cyber Cities Technologies, Inc.), a Hawaii corporation

All significant intercompany transactions and balances have been eliminated.

Dates of Presentation:

The Company was created on December 31, 2001 to continue the operations of Basic Technologies, Inc. ("Predecessor"). The Company wishes to file with the Securities and Exchange Commission (SEC) in order to effect a registration of its securities with the SEC and NASD. Basic Technologies, Inc. had previously filed audited financial statements as of June 30, 2002, 2001 and 2000 with the SEC under its registration.

Therefore, these financial statements cover the current fiscal year, and the prior fiscal year operating "as if" Founders Industries, Inc. in consolidation with the above subsidiaries for the entire prior year.

Cash:

For purposes of the Statement of Cash Flows, the Company considers all short term securities purchased with a maturity of three months or less to be cash equivalents. There are no restrictions on any balances.

Accounts Receivable:

There are no significant concentrations of credit risk, and no allowance is made for bad debts. In the prior fiscal year, bad debt expense of $30,186 was recognized under the allowance method by a prior subsidiary.

Inventories:

Inventories are shown at cost, using the first-in, first-out method. In addition to direct purchases, inventory is acquired through the performance of services (See note about revenues).

Fixed Assets:

These assets are carried at acquisition cost. Depreciation is provided using the straight-line method over the estimated economic lives of the assets, which range from 40 years for buildings to 3 to 15 years for all other assets.

The Company rebuilt and upgraded certain newly acquired used operating equipment prior to placing the equipment in the field. All upgrade costs, including related payroll costs, were capitalized.

Intangibles:

In the prior fiscal year, goodwill created from the purchase of Cyber Cities Technologies, Inc., was written down to zero.

Income Taxes:

Income from the corporation is taxed at regular corporate rates per the Internal Revenue Code. There are no provisions for current taxes due to net available operating losses.

Deferred Tax Liability:

The Company, through its prior parent company, had made two acquisitions of wholly-owned subsidiaries since inception and utilized the "purchase" method of accounting. This requires the acquisition to be accounted for at the fair value of the assets received or given up, whichever is more readily available. Further, this transaction caused a deferred tax liability to be booked, due to the difference between the book basis and tax basis of the assets received. During the prior fiscal year, the deferred tax liability related to the acquisition of one subsidiary was eliminated when the value of the acquisition goodwill was written down.

Common Stock:

The Company's common stock is stated at par value ($.001) and the paid in capital represents the difference between the fair value of the assets received and the common stock at par value. In the subsequent year, based upon contracted loan agreements, 41,250 shares will be issued to certain unaffiliated holders of debt. There are no other commitments or provisions for stock compensation, redemption requirements or unusual voting rights. Certain debt has the option to be converted to common stock at $1.00 per share, but exercise of these provisions is not anticipated until the stock is registered for trading and is trading above the conversion price.

Retained Earnings:

In the prior fiscal year, due to the effect of the spin off from Basic Technologies, Inc., the retained earnings (deficit) for prior periods were transferred effective with the spin off.

At the beginning of the current fiscal year, the deficit retained earnings of the Company were adjusted to zero in a quasi-reorganization. See Note 13.

Revenues:

Services: The Company provides lease operating and support services to oil and gas operators in Texas.

Sales: Inventory, whether acquired by purchase or through services, is resold to oil and construction customers.

Oil Production: Revenues of $7,926 have been earned from oil and gas production during the fiscal year ended June 30, 2003 and $4,254 earned for the prior fiscal period.

Interest:

Interest expensed for the current fiscal period ended June 30, 2003 is $97,365 with $74,343 for the prior fiscal period. No interest has been capitalized.

Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

NOTE 2 - INVESTMENTS IN WHOLLY-OWNED SUBSIDIARIES

The Company acquired certain wholly-owned subsidiaries from its former parent corporation, Basic Technologies, Inc., after being formed at the end of December, 2001. The former parent's entire interest in these companies was acquired in exchange for the issuance of 8,198,356 of its common shares.

The carrying cost of the investment in one (1) corporate subsidiary is the original acquisition cost booked by the former parent company. There are also two (2) wholly-owned limited liability company subsidiaries. The original capital account balances have been adjusted by capital contributions to, and capital distributions from, the limited liability companies.

Yankee Development Corporation, a Texas Corporation, was originally acquired by the issuance of the former parent's common stock, in a stock-for-stock transaction. It is in the business of oil and gas development and production in Texas. Its original acquisition cost was based upon the then market price of oil of $15.00 per barrel. The price at the balance sheet date was $29.50 and the current market price of oil is $29.25 per barrel. However, the oil reserves will not be revalued.

Oilfieldjunk.com, LLC, a Texas limited liability company, was formed by the former parent in Texas to provide oil and gas production services, as well as equipment brokerage.

Twin Oaks Construction Company, LLC., a Texas limited liability company, was formed in April 2003 to provide services as a lease operator and to provide pipe threading and testing services.

Effective prior to the beginning of business July 1, 2002, the Company sold the following wholly-owned subsidiaries: Simpco, Inc., Cybertron, Inc., P & A Remediation, LLC (of Texas), and P & A Remediation, LLC (of Oklahoma). All were originally acquired or formed by the former parent.

NOTE 3 - EMPLOYEE BENEFITS

There are currently no qualified or non-qualified employee pension, profit sharing, stock option, or other plans authorized for any class of employees. Group health insurance is provided to employees.

NOTE 4 - LEASES

In the current fiscal year, there are no operating or finance leases, contingent rentals, subleases or related party leases of equipment. Leases for physical facilities are on a month-to-month basis, with no facilities occupied under long-term leases.

Capital Leases:

In the prior fiscal year, there was one equipment lease in a subsidiary, the terms of which mandated accounting as a capital lease. The lease was transferred as a part of the sale of the subsidiary.

Operating Leases:

During the prior fiscal year, the internet service provider subsidiary leased computer/communications equipment, making rental payments during the year of $9,223.

The same subsidiary occupied two facilities under long-term leases. Future lease obligations were assumed as part of the sale of the subsidiary.

NOTE 5 - COMMITMENTS AND CONTINGENCIES

There are no pending lawsuits or legal disputes at the end of the current fiscal year. During the prior fiscal year, lawsuits with former shareholders were settled. Loss on the settlement was accrued in the fiscal year ending June 30, 2001.

NOTE 6 - PROVEN DEVELOPED OIL RESERVES

The Company owns, through a subsidiary, proven developed oil reserves on 2,300 acres in west Texas. Valuation at the time of acquisition was based upon the discounted net present value of net revenues, after development and operating costs. The applied discount rate was 10%, and the oil price used was $15.00 per barrel. The price of oil at the statement date was $30.25 per barrel, and the current price of oil is $29.25 per barrel, but the reserves will not be revalued. Recoverable oil reserves are estimated to be 880,000 barrels. See also Note 2 above.

In December, 2001, the Company purchased, through a subsidiary, additional proven developed oil reserves on 80 acres in west Texas, with a minimum of 8,000 barrels of recoverable reserves, for a note payable of $24,000. The purchase also included the rights to develop an additional production zone in the wells.

Producing activities are accounted for under the full cost method.

NOTE 7 - INCOME TAXES

Starting in 1998, the Company adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS No. 109), which requires the use of the liability method in the computation of income tax expense and the current and deferred income taxes payable. Under SFAS No. 109, income tax expense consists of taxes payable for the year and the changes during the year in deferred assets and liabilities. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases and financial reporting bases of assets and liabilities. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

As there is a net operating loss in the current fiscal year, the Company has calculated a deferred tax benefit as follows:

Cumulative through fiscal June 30, 2002	$ 49,480
Current fiscal year	46,561
$ 96,041
Short term allocation	$ 0
Long term allocation	96,041
Total	$ 96,041

The cumulative balance at June 30, 2002 has been adjusted to reflect sales of subsidiaries and their net operating losses.

The realization of deferred tax benefits is contingent upon future earnings.

The Company has also recorded a deferred tax liability for the acquisition of a subsidiary, accounted for by the purchase method. This liability represents the difference between book bases and tax bases as follows:

                       Yankee Development                                       $1,218,894

NOTE 8 - SEGMENT REPORTING

The Company has adopted SFAS No. 131, and uses the Management approach to determine and disclose reportable segment information.

The Company had only one reportable business segment in the current fiscal year. This segment is based upon these types of activities or services: oil field services, and oil and gas production. All operations are within the United States.

In the prior fiscal year the Company had two reportable business segments. These segments were based upon distinctive types of activities or services: (1) oil field services and oil and gas production, and (2) Internet and e-business services.

The accounting policies of the segments were the same as those described in the summary of significant policies. Inter-segment services were recorded using internal transfer prices set by the Company.

NOTE 9 - EARNINGS PER SHARE

The Company's earnings (loss) per share are computed by dividing the net income (loss) by the weighted average number of common shares outstanding during the period. There are no provisions or contracts that would create dilutive potential common stock.

NOTE 10 - ACCRUALS

Local and federal taxes, as well as interest on notes and other payables have been accrued.

No accrual of vacation time is made, because no employee met eligibility requirements at the statement date.

NOTE 11 - LONG TERM DEBT

Long Term Notes Payable

The Company assumed certain debts of its former parent company, Basic Technologies, Inc. and its subsidiaries, effective with the spin off of the Company. All references to dates of issue of debt prior to December 2001 refer to the original issuance by the predecessor companies.

In March, 1999, the former parent issued $50,000 in notes payable, due in March, 2003 for working capital. These were refinanced in March, 2001, with additional funding. The new notes totaled $52,979, with payoff in March, 2008. Principal and interest accrued at 10% are payable monthly, and the notes are secured by equipment.

In December, 2000, the former parent renewed and extended a short-term note of $100,000 to mature in November, 2003. Accrued interest of 10% was payable at maturity. In October, 2001, the former parent issued a $15,000 promissory note, at 10% interest, both principal and interest maturing in October, 2003, for funds to acquire equipment. In April, 2003, the Company refinanced both notes, with the accrued interest, and additional funding of $55,000 was received. The resulting $200,000 promissory note accrues interest at 8%, with interest and principal payable monthly. Maturity of the note is March, 2007.

In December, 2000, the former parent issued a promissory note for $110,298 to acquire a certificate of deposit. The note bears interest of 10%, and both principal and interest are payable at maturity in December, 2003.

Between July and October 2001, the former parent issued or renewed $275,000 in unsecured promissory notes, all of which mature prior to November 2003. Interest at 12% is payable monthly on $95,000 of this indebtedness, while interest accrues at 12% and is payable at maturity on the remaining $180,000. Negotiations for renewal and extension of maturities are in progress.

The former parent and subsidiaries had issued secured and unsecured promissory notes with varying maturities. In January 2003, this debt, and accrued interest, for a total of $48,640, was canceled in exchange for the issuance of 194,560 shares of restricted common stock, such shares to be held in trust by the trustee of the Founders Spin-off Trust.

There are no restrictive or subordinate covenants other than standard liens. Certain debts have the option to be converted to common stock at a price of $1.00 per share.

Maturities of long term debt are as follows:
Year Ending
June 30	Amount
2004	48,957
2005	65,910
2006	57,610
2007	85,682
2008	9,521
Total	$ 267,690

Short Term Notes Payable

Between November, 1999 and December, 2001, the Company issued short-term promissory notes totaling $409,291 for short-term working capital needs. Interest rates varied from 10% to 12%, payable monthly on some notes, and at maturity on others. Some notes were secured by equipment and contract proceeds. Maturities varied, and renewal and extension provisions were available. Certain short-term notes, including some newly issued notes, were converted to long term maturities. The current balance of short-term notes payable includes original long-term notes that are maturing within twelve months.

NOTE 12 - SALES OF SUBSIDIARIES

Effective prior to the beginning of business on July 1, 2002, the Company sold the following wholly-owned subsidiaries: Simpco, Inc.; Cybertron, Inc.; P & A Remediation, LLC (Texas); and P & A Remediation, LLC (Oklahoma). Each subsidiary was sold with all owned assets and subject to all liabilities of the subsidiary. There was no additional consideration received by the Company. The net effect was a reduction in consolidated liabilities, and a write-down of the investments in the subsidiaries to zero.

NOTE 13 - QUASI-REORGANIZATION

Effective prior to the beginning of business on July 1, 2002, the Company elected to restate its balance sheet through a quasi-reorganization. This was approved by the trustee of the shareholders trust, which holds and votes 100% of the outstanding shares of the Company, as well as by creditors holding 68% of the Company's liabilities. There was no formal reorganization under the Bankruptcy Code. Certain assets, including the acquisition goodwill of Cybertron, Inc., were written down to market value in the prior fiscal year, and certain subsidiaries were disposed of (See Note 6). $123,603 in notes receivable from a prior subsidiary were written down to zero. Although there could have been a write-up of the value of the Company's proven oil reserves, the Company chose not to do so. Paid in capital was reduced by $1,802,416 to reduce the July 1, 2002 deficit in retained earnings to zero. The balance sheet will reflect the date of the quasi-reorganization for ten years.

NOTE 14 - RELATED PARTY TRANSACTIONS

Open account cash advances have been made by various shareholders. As of the financial statement date, no promissory notes, interest rates or repayment schedules have been set. The balances are classified as long term obligations.

NOTE 15 - COMPREHENSIVE INCOME

The Company had no elements of comprehensive income during the current or prior fiscal period.

NOTE 16 - SUBSEQUENT EVENTS

The Company is planning to file a registration statement with the SEC during the subsequent year.

NOTE 17 - GOING CONCERN

The Company and its subsidiaries have incurred losses in each of its two years of existence and have been dependent on outside financing in order to meet current operational needs. The Company has divested itself of subsidiary companies that have contributed to its losses. The Company's viability will continue to hinge on its ability to obtain outside financing for the near term, as well as increasing revenues.

You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell common stock and is not soliciting an offer to buy common stock in any state where the offer or sale is not permitted.

Founders Industries, Inc.

Spin-Off of 8,198,356 Shares of Common Stock by SkyLynx Communications, Inc.

_________________, 2004

Until ___________, 2004 (90 days after the date of this prospectus), all dealers effecting transactions in the shares offered by this prospectus - whether or not participating in the offering - may be required to deliver a copy of this prospectus. Dealers may also be required to deliver a copy of this prospectus when acting as underwriters and for their unsold allotments or subscriptions.

TABLE OF CONTENTS
Page
Prospectus Summary
Risk Factors
Forward-Looking Statements
Use of Proceeds		____________________________
Dividend Policy
Capitalization		Prospectus
Dilution
Certain Market Information		____________________________
Management Discussion
Business
Management
Certain Transactions		___________, 2004
Principal Stockholders
The Company Offering
Description of Securities
Legal Matters
Experts
Available Information

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.    Indemnification of Directors and Officers.

       Nevada corporation law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

       Nevada corporation law also provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

       Our Articles of Incorporation authorize our company to indemnify our directors and officers to the fullest extent permitted under Nevada law. Our bylaws set forth the procedures that must be followed in order for directors and officers to receive indemnity payments from us.

Item 25.    Other Expenses of Issuance and Distribution.

       The estimated expenses of the offering, all of which are to be borne by SkyLynx, are as follows:
SEC Filing Fee	$ 100.00
Printing Expenses	5,000.00
Accounting Fees and Expenses	25,000.00
Legal Fees and Expenses	25,000.00
Blue Sky Fees and Expenses	5,000.00
Registrar and Transfer Agent Fee	5,000.00
Miscellaneous	10,000.00
Total	$75,100.00

Item 26.    Recent Sales of Unregistered Securities.

1.       In January 2003, the Company issued 1,600,000 shares of common stock to two officers of the Company in consideration for the cancellation of $400,000 of obligations owed by the Company to the officers. The securities were issued in reliance on Section 4(2) of the Securities Act of 1933, as amended.

2.        In July 2002, the Company issued 194,560 shares of common stock to a single company in consideration for the cancellation of obligations owed by the Company to the company. The securities were issued in reliance on Section 4(2) of the Securities Act of 1933, as amended.

Item 27.     Exhibits

       a.    The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-K:
Ex. No.	Title
3.1	Articles of Incorporation filed January 14, 2002
3.2	Bylaws
5.1	Opinion of Clifford L. Neuman, P.C.
9.1	Spin-off Trust Agreement dated June 15, 2002
9.2	Voting Trust Agreement of Bryan L. Walker and Richard C. Smith on Founders Industries Common Stock dated January 3, 2003
9.3	Voting Trust Agreement of Regal Operating Corporation on Founders Industries Common Stock dated July 1, 2002
10.1	Subscription Agreement between Founders Industries, Inc. and Richard C. Smith effective as of January 3, 2003
10.2	Subscription Agreement between Founders Industries, Inc. and Bryan L. Walker effective as of January 3, 2003
10.3	Renewal and Extension Agreement for Promissory Note between Founders Industries, Inc. and Dennis Odom dated April 8, 2003
10.4	Letter Agreement dated January 1, 2004 between Founders Industries, Inc. and Dennis Odom related to the amendment of the Renewal and Extension Agreement between the parties dated April 8, 2003
10.5	Subscription Agreement between Founders Industries, Inc. and Regal Operating Company effective as of July 1, 2002
10.6	Non-Recourse Assignment and Transfer of Stock Certificate between Founders Industries, Inc. and Washington Investment Company dated July 1, 2002
10.7	Non-Recourse Assignment and Transfer of Stock Certificate and of Membership Interests between Founders Industries, Inc. and H&M Investment Co. dated July 1, 2002
21.0	List of Subsidiaries
23.1	Consent of Clifford L. Neuman, P.C. to the use of their opinion as an Exhibit to this Registration Statement is included in their opinion filed herewith as Exhibit 5.1
23.2	Consent of David S. Hall, P.C.

Item 28.    Undertakings

       The undersigned Registrant hereby undertakes:
1.	To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:
	(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");
	(ii)	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;
	(iii)	Include any additional or changed material information on the plan of distribution.
2.

That, for determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.	To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

       Insofar as indemnification for liabilities arising under the Securities Act may be available to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

       In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred and paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

       In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the city of Lewisville, State of Texas, on the 28th day of June, 2004.
Founders Industries, Inc.,
a Nevada corporation
By: /s/ Bryan L. Walker
Bryan Walker, Chief Executive Officer

POWER OF ATTORNEY

       Each of the undersigned officers and directors of Founders Industries, Inc., hereby constitutes and appoints Bryan L. Walker, Chief Executive Officer of the Company, his true and lawful attorney-in-fact and agent, for him and in his name, place and stead, in any and all capacities, to sign his name to any and all amendments to this Registration Statement on Form SB-2, including post-effective amendments and other related documents, and to cause the same to be filed with the Securities and Exchange Commission, granting unto said attorneys, or either of them individually, full power and authority to do and perform any act and thing necessary and proper to be done in the premises, as fully to all intents and purposes as the undersigned could do if personally present, and the undersigned for himself hereby ratifies and confirms all that said attorneys shall lawfully do or cause to be done by virtue hereof.

       In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities with Founders Industries, Inc. and on the dates indicated.
Signature	Title	Date
/s/ Bryan L. Walker	Chief Executive Officer and Director	06/28/04
Bryan L. Walker
/s/ Richard C. Smith	Director	06/28/04
Richard C. Smith
/s/ Derek T. Smith	Director	06/28/04
Derek T. Smith
/s/ Laura N. Walker	Director	06/28/04
Laura N. Walker